SECOND AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
SENTIO HEALTHCARE PROPERTIES OP, L.P.
a Delaware limited partnership

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

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13.9.	Governing Law	56

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SECOND AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
SENTIO HEALTHCARE PROPERTIES OP, L.P.

This SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT ( this “Agreement”) is made and entered into effective as of August 5th, 2013 by and among the General Partner (as defined below), HPC LP TRS, LLC, a Delaware limited liability company (“HPC”), Sentinel RE Investment Holdings LP, a Delaware limited partnership (“KKR”), and the other Persons (as defined below) that are party hereto from time to time and whose names are set forth on Exhibit A as attached hereto (as it may be amended from time to time).

WITNESSETH:

WHEREAS, a limited partnership (the “Partnership”) was formed under the laws of the State of Delaware, pursuant to a Certificate of Limited Partnership filed with the Office of the Secretary of State of the State of Delaware on October 17, 2006 between Sentio Healthcare Properties, Inc., a Maryland corporation (f/k/a Cornerstone Healthcare Plus REIT, Inc., f/k/a Cornerstone Growth & Income REIT, Inc., f/k/a Cornerstone Growth and Income REIT, Inc. f/k/a Cornerstone Institutional Growth REIT, Inc.), (the “General Partner”) and the initial limited partner;

WHEREAS, the Partnership filed amendments to its Certificate of Limited Partnership with the Delaware Secretary of State (i) on May 4, 2007 to change its name from “Cornerstone Institutional Growth Operating Partnership, L.P.” to “Cornerstone Growth and Income Operating Partnership, L.P.”, (ii) on July 16, 2007 to change its name from “Cornerstone Growth and Income Operating Partnership, L.P.” to “Cornerstone Growth & Income Operating Partnership, L.P.”, (iii) on January 8, 2010 to change its name from “Cornerstone Growth & Income Operating Partnership, L.P.” to “Cornerstone Healthcare Plus Operating Partnership, L.P.”, and (iv) on January 25, 2012 to change its name from “Cornerstone Healthcare Plus Operating Partnership, L.P.” to “Sentio Healthcare Properties OP, L.P.”;

WHEREAS, effective on September 30, 2011, the initial limited partner assigned one hundred percent of such partner’s limited partnership interest in the Partnership to HPC;

WHEREAS, prior to the date hereof, the business and affairs of the Partnership have been governed by the Partnership's Limited Partnership Agreement dated August 12, 2007, as amended by the Amendment to Limited Partnership Agreement dated September 29, 2011, and as further amended and restated by the Amended and Restated Limited Partnership Agreement dated January 25, 2012 (together, the “Prior Agreement”);

WHEREAS, the parties hereto intend that, upon the terms and subject to the conditions contained in that certain Securities Purchase Agreement dated February 10, 2013 by and among the General Partner, the Partnership and KKR (the “Securities Purchase Agreement”) and the Related Documents (as such term is defined in the Securities Purchase Agreement), the General Partner and the Partnership may issue and sell to KKR up to $150,000,000 of aggregate face value of newly issued securities in the General Partner and the Partnership, of which amount $100,000 will be allocated to purchase newly issued Series A Preferred Shares (as such term is defined in the Securities Purchase Agreement), and the remainder of which will be allocated to purchase newly issued Series B Convertible Preferred Units (as defined herein);

WHEREAS, KKR is also referred to herein as the “Series B Preferred Unit Recipient”;

WHEREAS, in connection with the transactions contemplated by the Securities Purchase Agreement and the Related Documents, the General Partner is issuing to the Series B Preferred Unit Recipient in a private transaction 1,000 Series A Preferred Shares (the “Series A Preferred REIT Shares”) or 1,000 Series C Preferred Shares (the “Series C Preferred REIT Shares”);

WHEREAS, as required under Section 4.2(a) and (b) of the Agreement, the General Partner intends to transfer the net proceeds from the issuance of the Series A Preferred REIT Shares to or for the benefit of the Partnership in exchange for 1,000 additional Partnership Interests in the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Series A Preferred REIT Shares (the “Series A Preferred Units”);

WHEREAS, the parties hereto now desire to amend and restate the Prior Agreement and enter into this Second Amended and Restated Limited Partnership Agreement to (i) acknowledge the contribution of the net proceeds received in consideration for the Series A Preferred REIT Shares by the General Partner to the Partnership in exchange for Series A Preferred Units (as defined herein), (ii) set forth the designations, preferences and other rights of the Series B Convertible Preferred Units, and (iii) provide for the issuance of Series B Convertible Preferred Units to the Series B Preferred Unit Recipient;

NOW, THEREFORE, in consideration of the foregoing, of mutual covenants between the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINED TERMS

The following defined terms used in this Agreement shall have the meanings specified below:

704(c) Value means (i) in the case of Contributed Property, the fair market value of such Contributed Property at the time of contribution, and (ii) in the case of Adjusted Property, the fair market value of such Adjusted Property at the time its carrying value is adjusted pursuant to Exhibit D hereof. The Partnership shall allocate the aggregate of the 704(c) Values of Contributed Properties or Adjusted Properties in a single or integrated transaction among separate properties on a basis proportional to their respective fair market values.

Act means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.

Additional Funds has the meaning set forth in Section 4.3.

Additional Securities means any additional REIT Shares (other than REIT Shares issued in connection with an exchange pursuant to Section 8.5 hereof or REIT Shares issued pursuant to a dividend reinvestment plan of the General Partner) or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares, as set forth in Section 4.2(a)(ii).

Adjusted Balance means the Capital Account balance of a Partner, increased by any Partnership Minimum Gain or Partner Minimum Gain allocable to the Partner under Regulations Section 1.704-2.

Adjusted Property means any property, the Carrying Value of which has been adjusted pursuant to Exhibit D hereof.

Adjusted Capital Account means the Capital Account maintained for each Partner as of the end of each Partnership taxable year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Adjusted Capital Account Deficit means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership taxable year.

Administrative Expenses means (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) those administrative costs and expenses of the General Partner, including any salaries or other payments to directors, officers or employees of the General Partner, and any accounting and legal expenses of the General Partner, which expenses, the Partners have agreed, are expenses of the Partnership and not the General Partner, and (iii) to the extent not included in clause (ii) above, REIT Expenses; provided, however, that Administrative Expenses shall not include any administrative costs and expenses incurred by the General Partner that are attributable to Properties or partnership interests in a Subsidiary Partnership (other than this Partnership) that are owned by the General Partner directly.

Advisor or Advisors means the Person or Persons, if any, appointed, employed or contracted with by the General Partner and responsible for directing or performing the day-to-day business affairs of the General Partner, including any Person to whom the Advisor subcontracts substantially all of such functions.

Advisory Agreement has the meaning set forth in Section 9.2 hereof.

Affiliate or Affiliated means, as to any individual, corporation, partnership, trust, limited liability company or other legal entity (other than this Partnership), (i) any Person, directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with another person; (ii) any Person, directly or indirectly owning, controlling, or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person; (iii) any officer, director, general partner or trustee of such Person; (iv) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person; and (v) if such other Person is an officer, director, general partner, or trustee of a Person, the Person for which such Person acts in any such capacity. For purposes of this definition, “under common control” shall mean that one Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) owns 10% or more of the outstanding voting securities of two or more Persons, in which case the Person so owned would be affiliates of each other.

Agreed Value means (i) in the case of any Contributed Property as of the time of its contribution to the Partnership, the 704(c) Value of such property, as reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed; and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.

Agreement means this Agreement of Limited Partnership, as amended, modified supplemented or restated from time to time, as the context requires.

Applicable Conversion Price means the Initial Conversion Price multiplied by the Conversion Factor.

Available Cash means, with respect to any period for which such calculation is being made, any cash revenues plus any reduction in reserves and less interest and principal payments on debt, cash expenditures (including capital expenditures) and any additions to reserves to provide for the proper conduct of business or to comply with law.

Board of Directors means the board of directors of the General Partner.

Book-Tax Disparities means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Exhibit D and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

Capital Account means the Capital Account maintained for a Partner pursuant to Exhibit D hereof.

Capital Contribution means, with respect to any Partner, the total amount of cash, cash equivalents, and the Agreed Value of any Contributed Property, which such Partner contributes or is deemed to contribute, as the context requires, to the Partnership pursuant to the terms of this Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Interest of such Partner.

Carrying Value means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property, reduced (but not below zero) by all Depreciation with respect to such property charged to the Partners’ Capital Accounts following the contribution of or adjustment with respect to such property; and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit D hereof, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed reasonably necessary by the General Partner.

Cash Amount means an amount of cash per Partnership Unit equal to the Value of the REIT Shares Amount on the date of receipt by the General Partner of a Notice of Exchange.

Certificate means any instrument or document that is required under the laws of the State of Delaware, or any other jurisdiction in which the Partnership conducts business, to be signed and sworn to by the Partners of the Partnership (either by themselves or pursuant to the power-of-attorney granted to the General Partner in Section 8.2 hereof) and filed for recording in the appropriate public offices within the State of Delaware or such other jurisdiction to perfect or maintain the Partnership as a limited partnership, to effect the admission, withdrawal, or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partners as limited partners under the laws of the State of Delaware or such other jurisdiction.

Charter means the Articles of Incorporation of the General Partner filed with the Maryland State Department of Assessments and Taxation, as amended or restated from time to time.

Closing Date has the meaning set forth in the Securities Purchase Agreement.

Code means the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time. Reference to any particular provision of the Code shall mean that provision in the Code at the date hereof and any successor provision of the Code.

Common Unit means a Partnership Unit other than any series of units of limited partnership interest issued and designated as preferred or otherwise different from the common units, including, but not limited to, with respect to the payment of distributions, including distributions upon liquidation.

Consenting Holder means the then-largest holder or group of Affiliated holders, measured by number of Series B Convertible Preferred Units, of Series B Convertible Preferred Units.

Contributed Property means each property or other asset, in such form as may be permitted by the Act (but excluding cash), contributed or deemed contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit D hereof, such property shall no longer constitute a Contributed Property for purposes of Exhibit D hereof, but shall be deemed an Adjusted Property for such purposes.

Conversion Factor means 1.0, subject to adjustment as follows: in case the Partnership shall subdivide, combine or reclassify the outstanding Common Units into a greater or lesser number of Common Units, the Conversion Factor in effect at the opening of business on the day following the date fixed for the determination of holders of Common Units subject to such subdivision, combination or reclassification shall be proportionately adjusted so that a holder of Preferred Units shall be entitled to receive, upon exchange thereof, the number of Common Units which the holder would have owned at the opening of business on the day following the date fixed for such determination had such Preferred Units been converted immediately prior to such determination.

Daily Market Price means, with respect to a Trading Day, the last sale price for REIT Shares, or, in case no such sale takes place on such day, the average of the closing bid and asked prices for REIT Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such REIT Shares are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such REIT Shares are listed or admitted to trading or, if such REIT Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such REIT Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such REIT Shares selected by the Board of Directors or, in the event that no trading price is available for such REIT Shares, the fair market value of the REIT Shares, as determined in good faith by the Board of Directors.

Depreciation means, for each taxable year or other period, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, “Depreciation” shall be an amount which bears the same ratio to the beginning Carrying Value of such asset as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to the beginning adjusted tax basis of such asset; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to the beginning Carrying Value of such asset using any reasonable method selected by the General Partner. Notwithstanding the foregoing, if the Partnership uses the “remedial allocation method” described in Regulations Section 1.704-(3)(d) for any asset, then Depreciation for that asset shall instead be determined in accordance with Regulations Section 1.704-(3)(d)(2).

Distribution Payment Date has the meaning provided in Section 9.2(d)(iii)(C) hereof.

Distribution Period means (i) with respect to any series of Series A Preferred Units issued to the General Partner pursuant to Section 4.2 of this Agreement, the Distribution Period shall correspond to the distribution period of the related issuance of securities by the General Partner as provided in Section 4.2 of this Agreement, and (ii) with respect to Preferred Units issued by the Partnership to Persons other than the General Partner, the Distribution Period shall mean each period from and including a Distribution Payment Date with respect to such Preferred Units (or the Issue Date of such Preferred Units for the first Distribution Payment Date) to but excluding the next Distribution Payment Date.

Distributed Right has the meaning provided in clause (iii) of the definition of “Exchange Factor” provided herein.

Event of Bankruptcy as to any Person means the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or similar provision of law of any jurisdiction (except if such petition is contested by such Person and has been dismissed within 90 days); insolvency or bankruptcy of such Person as finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 90 days.

Exchange Factor means 1.0, subject to adjustment as follows:

(i) in case the General Partner shall

(A) make a distribution on the outstanding REIT Shares in REIT Shares,

(B) subdivide or reclassify the outstanding REIT Shares into a greater number of REIT Shares, or

(C) combine or reclassify the outstanding REIT Shares into a smaller number of REIT Shares,

the Exchange Factor in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution or subject to such subdivision, combination or reclassification shall be proportionately adjusted so that a holder of Common Units shall be entitled to receive, upon exchange thereof, the number of REIT Shares which the holder would have owned at the opening of business on the day following the date fixed for such determination had such Common Units been exchanged immediately prior to such determination;

(ii) in case the Partnership shall subdivide, combine or reclassify the outstanding Common Units into a greater or lesser number of Common Units, the Exchange Factor in effect at the opening of business on the day following the date fixed for the determination of holders of Common Units subject to such subdivision, combination or reclassification shall be proportionately adjusted so that a holder of Common Units shall be entitled to receive, upon exchange thereof, the number of REIT Shares which the holder would have owned at the opening of business on the day following the date fixed for such determination had such Common Units been exchanged immediately prior to such determination;

(iii) in case the General Partner distributes any rights, options or warrants to holders of REIT Shares to subscribe for or to purchase or to otherwise acquire REIT Shares, or other securities or rights convertible into, exchangeable for or exercisable for REIT Shares, at a price per share less than the Value of a REIT Share on the record date for such distribution (each a “Distributed Right”), then, as of the distribution date of such Distributed Rights or, if later, the time such Distributed Rights become exercisable, the Exchange Factor shall be adjusted by multiplying the Exchange Factor previously in effect by a fraction

(A) the numerator of which shall be the sum of

(x) the number of REIT Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus

(y) the maximum number of REIT Shares purchasable under such Distributed Rights and

(B) the denominator of which shall be the sum of

(x) number of REIT Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus

(y) a fraction

(1) the numerator of which is the maximum number of REIT Shares purchasable under such Distributed Rights times the minimum purchase price per REIT Share under such Distributed Rights and

(2) the denominator of which is the Value of a REIT Share as of the record date (or, if later, the date such Distributed Rights become exercisable);

provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Exchange Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of REIT Shares or any change in the minimum purchase price for the purposes of the above fraction; and

(iv) in case the General Partner shall (x) by distribution or otherwise, distribute to holders of its REIT Shares,

(A) capital shares of any class other than its REIT Shares,

(B) evidence of its indebtedness or

(C) assets (excluding any rights or warrants referred to in clause (iii) above, any cash distribution lawfully paid under the laws of the state of organization of the General Partner, and any distribution referred to in clause (i) above), or (y) pay any amounts pursuant to Section 8(f), (g) or (h) under the Advisory Agreement (the “Promote Amount”).

and shall not cause a corresponding distribution to be made to all holders of Common Units, the Exchange Factor shall be adjusted so that the same shall equal the ratio determined by multiplying the Exchange Factor in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Daily Market Price per REIT Share on the date fixed for such determination, and of which the denominator shall be such Daily Market Price per REIT Share less the fair market value (in the case of clause (x) above, as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board resolution certified by the Secretary of the General Partner and delivered to the holders of the Partnership Units, and in the case of clause (y) above, determined by adding (A) the cash portion of the Promote Amount and (B) the product of (i) the Daily Market Price per REIT Share and (ii) the number of Common Shares delivered as part of the Promote Amount) of the portion of the capital shares or evidences of indebtedness or assets so distributed applicable to one REIT Share, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

Exchange Right has the meaning provided in Section 8.5(a) hereof.

Exchanging Partner has the meaning provided in Section 8.5(a) hereof.

Exercised Put Amount has the meaning set forth in the Securities Purchase Agreement.

General Partner means Sentio Healthcare Properties, Inc., a Maryland corporation, and any Person who becomes a substitute or additional General Partner as provided herein, and any of their successors as General Partner.

General Partnership Interest means a Partnership Interest held by the General Partner that is a general partnership interest.

Indemnitee means (i) the General Partner or a director, officer or employee of the General Partner or Partnership, (ii) the Advisor or a director, officer, employee of the Advisor or another agent of the Advisor if such agent is an Affiliate of the Advisor and (iii) such other Persons (including Affiliates of the General Partner, the Advisor or the Partnership) as the General Partner may designate from time to time, in its sole and absolute discretion.

Independent Director means a director of the General Partner who is not an officer or employee of the General Partner and meets the requirements for independence as defined by the General Partner's Charter

Initial Conversion Price means $10.02.

Issue Date means with respect to any Partnership Units, the date on which such units are first issued.

Limited Partner means any Person listed as holding Common Units on Exhibit A attached hereto, and any Person who becomes a Substitute Limited Partner, in such Person's capacity as a limited partner in the Partnership, provided however, that such term shall not include the Preferred Limited Partners unless such Preferred Limited Partners also holds Common Units.

Limited Partnership Interest means the ownership interest of a Limited Partner in the Partnership at any particular time, including the right of such Limited Partner to any and all benefits to which such Limited Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Limited Partner to comply with all the provisions of this Agreement and of such Act. A Limited Partnership Interest may be (but is not required to be) expressed as a number of Partnership Units.

Liquidation Preference means, with respect to the Series A Preferred Unit, the Series A Liquidation Preference, and with respect to the Series B Preferred Unit, the Series B Liquidation Preference.

Listing means the approval of the REIT Shares, issued by the General Partner pursuant to an effective registration statement, on a national securities exchange or over-the-counter market. Upon Listing, the shares shall be deemed Listed.

National Securities Exchange means any securities exchange registered with SEC pursuant to Section 6 of the Securities Exchange Act of 1934, as amended.

Net Income means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Section l(b) of Exhibit D. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subject to the special allocation rules in Exhibit E, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.

Net Loss means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Section l(b) of Exhibit D. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subject to the special allocation rules in Exhibit E, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.

Nonrecourse Deductions has the meaning set forth in Regulations Section 1.704-2(b)(l), and the amount of Nonrecourse Deductions for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

Notice of Exchange means the Notice of Exercise of Exchange Right substantially in the form attached as Exhibit B-1 hereto.

Offer has the meaning set forth in Section 7.1(b)(ii) hereof.

Ownership Limit Waiver has the meaning set forth in Section 8.5(b) hereof.

Partner means any General Partner, Limited Partner, Series A Preferred Limited Partner or Preferred Limited Partner.

Partner Minimum Gain means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Regulations Section 1.704-2(i)(3).

Partner Nonrecourse Debt has the meaning set forth in Regulations Section 1.704-2(b)(4).

Partner Nonrecourse Deductions has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

Partnership means Sentio Healthcare Properties OP, L.P., a Delaware limited partnership.

Partnership Interest means an ownership interest in the Partnership held by either a Limited Partner, Preferred Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Partnership Interests. A Partnership Interest may be (but is not required to be) expressed as a number of Partnership Units.

Partnership Minimum Gain has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

Partnership Record Date means the record date established by the General Partner for the distribution of cash pursuant to Section 5.2 hereof, which record date shall be the same as the record date established by the General Partner for a distribution to its shareholders of some or all of its portion of such distribution.

Partnership Unit means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder. The allocation of Partnership Units among the Partners shall be as set forth on Exhibit A, as such Exhibit may be amended from time to time. The ownership of some or all of the Partnership Units shall be evidenced by such form of certificate for units as the General Partner adopts from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities.

Percentage Interest means the percentage ownership interest in the Partnership of each Partner, as determined by dividing the Partnership Units (other than the Series A Preferred Units) owned by a Partner (other than by a Series A Preferred Partner) (on an as-converted basis) by the total number of Partnership Units (other than the Series A Preferred Units, and on an as-converted basis) then outstanding. The Percentage Interest of each Partner shall be as set forth on Exhibit A, as such Exhibit may be amended from time to time.

Permitted Transferee means: (i) any Person that receives Series B Convertible Preferred Units from the Series B Preferred Unit Recipient or any Permitted Transferee upon the earliest to occur of (A) the Aggregate Put Right (as defined in the Securities Purchase Agreement) being exercised, (B) the Put Exercise (as defined in the Securities Purchase Agreement) being canceled and (C) the third anniversary of the Effective Date (as defined in the Securities Purchase Agreement), or (ii) at any time, (A) any Affiliate of the Series B Preferred Unit Recipient, and (B) any shareholder, partner, managing director, member, principal or retired partner of the Series B Preferred Unit Recipient upon a pro rata distribution by a partnership or a limited liability company to its partners or members or otherwise upon the dissolution or liquidation of the Series B Preferred Unit Recipient .

Person means any individual, partnership, limited liability company, corporation, joint venture, trust or other entity.

PIK Distribution has the meaning set forth in Section 9.2(d)(iii)(B) hereof.

Preferred Limited Partner means any Person listed as holding Series B Convertible Preferred Units on Exhibit A attached hereto, and any Person who becomes a Substitute Preferred Limited Partner, in such Person's capacity as a limited partner in the Partnership who holds Series B Convertible Preferred Units.

Preferred Limited Partnership Interest means an ownership interest in the Partnership held by a Preferred Limited Partner and includes any and all benefits to which the holder of such a Preferred Limited Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Preferred Limited Partnership Interest may be (but is not required to be) expressed as a number of Preferred Units.

Preferred Unit means a portion of the Partnership Interest held by a Partner that represents a unit of preferred interest in the Partnership (other than the Series A Preferred Units) as identified in this Agreement or otherwise set forth in an amendment to this Agreement and a unit of any other class or series of preferred interest in the Partnership that may be issued to a Partner in the future in accordance with Section 4.2 hereof. Unless otherwise set forth in an amendment to this Agreement, each class or series of Partnership Units which is denominated Preferred Units shall be entitled to allocations and distributions with respect to Priority Return Amounts and Liquidation Preferences on a pari passu basis with each other class or series of Preferred Units.

Priority Return Amount means, for each Distribution Period, for each Partner holding any class or series of Preferred Units, the Priority Return Percentage times the Liquidation Preference times the number of Preferred Units held by such Partner as set forth on Exhibit A hereto (or otherwise set forth in an amendment to this Agreement). In the case of any Preferred Units issued during a Distribution Period, the Priority Return Amount attributable to such Preferred Units for such Distribution Period shall be prorated to reflect the portion of such Distribution Period during which such Preferred Units were outstanding.

Priority Return Percentage means that percentage applicable to a class or series of Preferred Units set forth on Exhibit A hereto (or otherwise set forth in this Agreement or in an amendment to this Agreement) used to calculate the Priority Return Amount.

Redemption Rights means the rights of redemption, if any, applicable to Preferred Units. With respect to any series of Preferred Units issued to the General Partner pursuant to Section 4.2 of this Agreement, the Redemption Rights shall correspond to the redemption rights of the related issuance of securities by the General Partner as provided in Section 4.2 of this Agreement. With respect to Preferred Units issued by the Partnership to Persons other than the General Partner, the Redemption Rights with respect to such Preferred Units shall be set forth in this Agreement or in an amendment to this Agreement.

Redemption Price means an amount selected at the sole option of the Series B Preferred Unit Recipient, equal to either (A) an aggregate cash amount that would constitute the greater of (x) a 20% internal rate of return up to but not including the redemption date on the Series B Preferred Unit Recipient’s Capital Contribution, (y) a 1.5x multiple of the Series B Preferred Unit Recipient’s Capital Contribution and (z) the amount of the Series B Preferred Unit Recipient’s Capital Contribution plus $15 million or (B) (i) an aggregate cash amount that would constitute the greater of (x) a 12% internal rate of return up to but not including the redemption date on the Series B Preferred Unit Recipient’s Capital Contribution, (y) a 1.35x multiple of the Series B Preferred Unit Recipient’s Capital Contribution and (z) the amount of the Series B Preferred Unit Recipient’s Capital Contribution plus $10 million plus (ii) a 10-year warrant issued as of the redemption date to purchase from time to time in the aggregate the number of shares of Common Stock then underlying the outstanding Series B Convertible Preferred Units, with the exercise price for such warrant being the Applicable Conversion Price in effect at the redemption date (with customary anti-dilution protections).

Regulations means the Federal income tax regulations promulgated under the Code, as amended and as hereafter amended from time to time. Reference to any particular provision of the Regulations shall mean that provision of the Regulations on the date hereof and any successor provision of the Regulations.

Regulatory Allocations has the meaning set forth in Exhibit E hereof.

REIT means a real estate investment trust under Section 856.

REIT Expenses means (i) costs and expenses relating to the formation and continuity of existence and operation of the General Partner and any Subsidiaries thereof (which Subsidiaries shall, for purposes hereof, be included within the definition of General Partner), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director, officer, or employee of the General Partner, (ii) costs and expenses relating to any public offering and registration of securities by the General Partner and all statements, reports, fees and expenses incidental thereto, including, without limitation, underwriting discounts and selling commissions applicable to any such offering of securities, and any costs and expenses associated with any claims made by any holders of such securities or any underwriters or placement agents thereof, (iii) costs and expenses associated with any repurchase of any securities by the General Partner, (iv) costs and expenses associated with the preparation and filing of any periodic or other reports and communications by the General Partner under federal, state or local laws or regulations, including filings with the SEC, (v) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the SEC and any securities exchange, (vi) costs and expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation for the employees of the General Partner, (vii) costs and expenses incurred by the General Partner relating to any issuing or redemption of Partnership Interests, and (viii) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of or in connection with the Partnership.

REIT Share means a share of common stock, par value $0.01 per share, in the General Partner (or successor entity, as the case may be).

REIT Shares Amount means a number of REIT Shares equal to the product of the number of Partnership Units offered for exchange by an Exchanging Partner, multiplied by the Exchange Factor as adjusted to and including the Specified Exchange Date; provided that in the event the General Partner issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “rights”), and the rights have not expired at the Specified Exchange Date, then the REIT Shares Amount shall also include the rights issuable to a holder of the REIT Shares Amount of REIT Shares on the record date fixed for purposes of determining the holders of REIT Shares entitled to rights.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended.

Securities Purchase Agreement has the meaning set forth in the Recitals hereto.

Series A Liquidation Preference has the meaning set forth in Section 9.1(d)(ii)(A) hereof.

Series A Preferred REIT Shares has the meaning set forth in the Recitals hereto.

Series A Preferred Units has the meaning set forth in the Recitals hereto.

Series A Preferred Limited Partner means any Person listed as holding Series A Preferred Units on Exhibit A attached hereto, including the General Partner, but only in its capacity as a holder of Series A Preferred Units.

Series A Priority Return Amount has the meaning set forth in Section 9.1(d)(iii)(A) hereof..

Series A Priority Return Percentage has the meaning set forth in Section 9.1(d)(iii)(A) hereof.

Series B Convertible Preferred Units has the meaning set forth in Section 9.2(b) hereof.

Series B Issuance Value has the meaning set forth in Section 9.2(d)(i) hereof.

Series B Liquidation Preference has the meaning set forth in Section 9.2(d)(ii)(A) hereof.

Series B Preferred Unit Recipient hase the meaning set forth in the Recitals hereof.

Series C Preferred REIT Shares has the meaning set forth in the Recitals hereto.

Service means the United States Internal Revenue Service.

Specified Exchange Date means the first business day of the month that is at least 5 business days after the receipt by the General Partner of the Notice of Exchange.

Subsidiary means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

Subsidiary Partnership means any partnership of which the partnership interests therein are owned by the General Partner or a direct or indirect subsidiary of the General Partner.

Substitute Limited Partner or Substitute Preferred Limited Partner means any Person admitted to the Partnership as a substitute Limited Partner or substitute Preferred Limited Partner pursuant to Section 10.3 hereof.

Successor Entity has the meaning provided in the definition of “Exchange Factor” contained herein.

Surviving General Partner has the meaning set forth in Section 7.1(c) hereof.

Tenant means any tenant from which the General Partner derives rent either directly or indirectly through partnerships or limited liability companies.

Trading Days means days on which the primary trading market for REIT Shares, if any, is open for trading.

Transaction has the meaning set forth in Section 7.1(b) hereof.

Transfer has the meaning set forth in Section 10.2(a) hereof.

TRS means a taxable REIT subsidiary, as defined in Section 856(l) of the Code, of the General Partner.

Unrealized Gain attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit D hereof) as of such date; over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit D hereof) as of such date.

Unrealized Loss attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit D hereof) as of such date; over (ii) the fair market value of such property (as determined under Exhibit D hereof) as of such date.

Valuation Date means the date of receipt by the General Partner of a Notice of Exchange or, if such date is not a Business Day, the first Business Day thereafter.

Value means, on any Valuation Date with respect to a REIT Share, the average of the Daily Market Price for the ten (10) consecutive Trading Days immediately preceding the Valuation Date.

ARTICLE 2
PARTNERSHIP FORMATION AND IDENTIFICATION

2.1.         Formation. The Partnership was formed as a limited partnership pursuant to the Act for the purposes and upon the terms and conditions set forth in this Agreement.

2.2.         Name, Office and Registered Agent. The name of the Partnership is Sentio Healthcare Properties OP, L.P.. The specified office and place of business of the Partnership shall be 189 South Orange Avenue, Suite 1700, Orlando FL 32801. The General Partner may at any time change the location of such office, provided the General Partner gives notice to the Partners of any such change. The name and address of the Partnership's registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The sole duty of the registered agent as such is to forward to the Partnership any notice that is served on him as registered agent.

2.3.         Partners.

(a)           The General Partner of the Partnership is Sentio Healthcare Properties, Inc., a Maryland corporation. Its principal place of business is the same as that of the Partnership.

(b)           The Limited Partners are those Persons identified as Limited Partners on Exhibit A hereto, as amended from time to time.

(c)           The Preferred Limited Partners are those Persons identified as Preferred Limited Partners on Exhibit A hereto, as amended from time to time.

2.4.         Term and Dissolution.

(a)           The Partnership shall have perpetual duration, except that the Partnership shall be dissolved upon the first to occur of any of the following events:

(i)           The occurrence of an Event of Bankruptcy as to a General Partner or the dissolution, death, removal or withdrawal of a General Partner unless the business of the Partnership is continued pursuant to Section 7.3(b) hereof; provided that if a General Partner is on the date of such occurrence a partnership, the dissolution of such General Partner as a result of the dissolution, death, withdrawal, removal or Event of Bankruptcy of a partner in such partnership shall not be an event of dissolution of the Partnership if the business of such General Partner is continued by the remaining partner or partners, either alone or with additional partners, and such General Partner and such partners comply with any other applicable requirements of this Agreement;

(ii)          The passage of 90 days after the sale or other disposition of all or substantially all of the assets of the Partnership (provided that if the Partnership receives an installment obligation as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such note or notes are paid in full);

(iii)         The exchange of all Limited Partnership Interests, Preferred Limited Partnership Interests and Series A Preferred Units (other than any of such interests held by the General Partner or Affiliates of the General Partner) for REIT Shares or the securities of any other entity; or

(iv)         The election by the General Partner that the Partnership should be dissolved.

(b)           Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to Section 7.3(b) hereof), the General Partner (or its trustee, receiver, successor or legal representative) shall amend or cancel the Certificate and liquidate the Partnership's assets and apply and distribute the proceeds thereof in accordance with Section 5.2(b) hereof. Notwithstanding the foregoing, the liquidating General Partner may either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership's debts and obligations), or (ii) distribute the assets to the Partners in kind.

2.5.         Filing of Certificate and Perfection of Limited Partnership. The General Partner shall execute, acknowledge, record and file at the expense of the Partnership, the Certificate any and all amendments thereto and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary to cause the Partnership to be treated as a limited partnership under, and otherwise to comply with, the laws of each state or other jurisdiction in which the Partnership conducts business.

2.6.         Certificates Describing Partnership Units. At the request of a Limited Partner or Preferred Limited Partner, the General Partner, at its option, may issue a certificate summarizing the terms of such Limited Partner's or Preferred Limited Partner’s interest in the Partnership, including the number of Partnership Units owned and the Percentage Interest represented by such Partnership Units as of the date of such certificate. Any such certificate (i) shall be in form and substance as approved by the General Partner, (ii) shall not be negotiable and (iii) shall bear a legend to the following effect:

This certificate is not negotiable. The Partnership Units represented by this certificate are governed by and transferable only in accordance with the provisions of the Agreement of Limited Partnership of Sentio Healthcare Properties OP, L.P., as amended from time to time.

ARTICLE 3
BUSINESS OF THE PARTNERSHIP

3.1.         Purpose and Business. The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to qualify as a REIT, unless the General Partner otherwise ceases to qualify as a REIT, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting the General Partner's right to cease qualifying as a REIT (subject to the prior written consent of the Series B Preferred Unit Recipient, as provided in the Securities Purchase Agreement), the Partners acknowledge that the General Partner's current status as a REIT and the avoidance of income and excise taxes on the General Partner inures to the benefit of all the Partners and not solely to the General Partner. Notwithstanding the foregoing, the Limited Partners and Preferred Limited Partners agree that the General Partner may terminate its status as a REIT under the Code at any time to the full extent permitted under the Charter, subject to the prior written consent of the Series B Preferred Unit Recipient, as provided in the Securities Purchase Agreement. The General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code; provided, that the General Partner shall not take any action to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of either Section 469(k)(2) or 7704 of the Code without the prior written consent of the Series B Preferred Unit Recipient if such action could have a material adverse effect on the economic interests of the Series B Preferred Unit Recipient.

3.2.         Powers. The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, and shall have, without limitation, any and all of the powers that the General Partner may direct the Partnership to exercise pursuant to this Agreement; provided, however, that the Partnership shall not take, or refrain from taking, any action which, in the good faith judgment of the General Partner; (i) could adversely affect the ability of the General Partner to qualify and to continue to qualify as a REIT; (ii) could subject General Partner to any additional taxes under Code Section 857 or Code Section 4981 or any other related or successor provision of the Code; or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its securities, or the Partnership, unless such action (or inaction) under clause (i), clause (ii) or clause (iii) above shall have been specifically consented to by the General Partner in writing.

3.3.         Representations and Warranties by the Parties.

(a)           Each Partner that is an individual (including, without limitation, each Substitute Limited Partner or Substitute Preferred Limited Partner as a condition to becoming a Substitute Limited Partner or Substitute Preferred Limited Partner) represents and warrants to each other Partner that (i) such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder; (ii) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any agreement by which such Partner or any of such Partner’s property is or are bound, or any statute, regulation, order or other law to which such Partner is subject; and (iii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally, as from time to time in effect, or the application of equitable principles.

(b)           Each Partner that is not an individual (including, without limitation, each Substitute Limited Partner or Substitute Preferred Limited Partner as a condition to becoming a Substitute Limited Partner or Substitute Preferred Limited Partner) represents and warrants to each other Partner that (i) its execution and delivery of this Agreement and all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including without limitation, that of its general partner(s), committee(s), trustee(s), beneficiaries, director(s), member(s) and/or stockholder(s), as the case may be, as required; (ii) the consummation of such transactions shall not result in a violation of its certificate of limited partnership, partnership agreement, trust agreement, limited liability company operating agreement, charter or bylaws, as the case may be, a default (or which, with notice or lapse of time, or both, would become a default) under any agreement by which such Partner or any of such Partner’s properties is or are bound, or a violation of any statute, regulation, order or other law to which such Partner or any of its properties is or are subject; and (iii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, as from time to time in effect, or the application of equitable principles; provided that in the case of clause (ii), for such violations or defaults as would not reasonably be expected to materially and adversely affect the Partner’s ability to perform its obligations under this Agreement.

(c)           Each Partner further represents, warrants, covenants and agrees that, without the consent of the General Partner, which may be given or withheld in its sole discretion, no Partner shall take any action that would cause the Partnership at any time to have more than one hundred (100) partners (including as partners those Persons indirectly owning an interest in the Partnership through an entity treated, for U.S. federal income tax purposes, as a partnership, disregarded entity, S corporation or grantor trust (such entity, a “flow through entity”), but only if substantially all of the value of such Person’s interest in the flow through entity is attributable to the flow through entity’s interest (direct or indirect) in the Partnership).

(d)           The representations and warranties contained in this Section 3.3 shall survive the execution and delivery of this Agreement by each Partner (and, in the case of a Substitute Limited Partner or Substitute Preferred Limited Partner, the admission of such Substitute Limited Partner or Substitute Preferred Limited Partner as a Limited Partner or Preferred Limited Partner in the Partnership) and the dissolution and winding up of the Partnership.

(e)           Each Partner (including, without limitation, each Substitute Limited Partner or Substitute Preferred Limited Partner as a condition to becoming a Substitute Limited Partner or Substitute Preferred Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership, the General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, which may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

3.4.         Not Publicly Traded. The General Partner, on behalf of the Partnership, shall use its best efforts not to take any action which would result in the Partnership being a publicly traded partnership within the meaning of either Section 469(k)(2) or 7704(b) of the Code. Subject to the immediately preceding sentence, it is expressly acknowledged and agreed by the Partners that the General Partner may, to the extent necessary to prevent the Partnership from being a publicly traded partnership within the meaning of either Section 469(k)(2) or 7704(b) of the Code, in its reasonable good faith judgment, waive or otherwise modify the application with respect to any Partner(s) or Assignee(s) of any provision herein restricting, prohibiting or otherwise relating to (i) the transfer of a Partnership Interest or the Partnership Units evidencing the same; (ii) the admission of any Limited Partners; and (iii) the Redemption Rights of such Partners, and that such waivers or modifications may be made by the General Partner at any time or from time to time, including, without limitation, concurrently with the issuance of any Partnership Units pursuant to the terms of this Agreement; provided, that the General Partner shall not take any action to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of either Section 469(k)(2) or 7704(b) of the Code without the prior written consent of the Series B Preferred Unit Recipient if such action could have a material adverse effect on the economic interests of the Series B Preferred Unit Recipient.

ARTICLE 4
CAPITAL CONTRIBUTIONS

4.1.         Capital Contributions. The General Partner, the Limited Partners and the Preferred Limited Partners have made capital contributions to the Partnership in exchange for the Partnership Interests set forth opposite their names on Exhibit A, as amended from time to time.

4.2.         Additional Capital Contributions and Issuances of Additional Partnership Interests. Except as provided in this Section 4.2 or in Section 4.3, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership. The General Partner may contribute additional capital to the Partnership, from time to time, and receive additional Partnership Interests in respect thereof, in the manner contemplated in this Section 4.2.

(a)           Issuances of Additional Partnership Interests.

(i)           General. The General Partner is hereby authorized to cause the Partnership to issue such additional Partnership Interests in the form of Partnership Units for any Partnership purpose at any time or from time to time, to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners (but subject to the specific rights and powers of any outstanding class or series of Preferred Units). Any additional Partnership Interests issued thereby may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner (but subject to the specific rights and powers of any outstanding class or series of Preferred Units), subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided, however, that no additional Partnership Interests shall be issued to the General Partner unless:

(1)          (A) the additional Partnership Interests are issued in connection with an issuance of REIT Shares of or other interests in the General Partner, which shares or interests have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner by the Partnership in accordance with this Section 4.2 and (B) the General Partner shall make a Capital Contribution to the Partnership in an amount equal to the proceeds raised in connection with the issuance of such shares of stock of or other interests in the General Partner;

(2)          the additional Partnership Interests are issued in exchange for property owned by the General Partner with a fair market value, as determined by the General Partner, in good faith, equal to the value of the Partnership Interests; or

(3)          the additional Partnership Interests are issued to all Partners holding Partnership Units in proportion to their respective Percentage Interests.

In addition, subject to the specific rights and powers of any outstanding class or series of Preferred Units, the General Partner may acquire Partnership Interests from other Partners pursuant to this Agreement. In the event that the Partnership issues Partnership Interests pursuant to this Section 4.2(a), the General Partner shall make such revisions to this Agreement (without any requirement of receiving approval of the Limited Partners) as it deems necessary to reflect the issuance of such additional Partnership Interests and any special rights, powers, and duties associated therewith.

Without limiting the foregoing, subject to the specific rights and powers of any outstanding class or series of Preferred Units, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership.

(ii)          Upon Issuance of Additional Securities. The General Partner shall not issue any additional REIT Shares (other than REIT Shares issued in connection with an exchange pursuant to Section 8.5 hereof) or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares (collectively, “Additional Securities”) other than to all holders of REIT Shares, unless (A) the General Partner shall cause the Partnership to issue to the General Partner, as the General Partner may designate, Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Additional Securities, and (B) the General Partner contributes the net proceeds from the issuance of such Additional Securities and from any exercise of rights contained in such Additional Securities, directly and through the General Partner, to the Partnership; provided, however, that the General Partner is allowed to issue Additional Securities in connection with an acquisition of a property to be held directly by the General Partner, but if and only if, such direct acquisition and issuance of Additional Securities have been approved and determined to be in the best interests of the General Partner and the Partnership by a majority of the Independent Directors (as defined in the General Partner's Charter). Without limiting the foregoing, the General Partner is expressly authorized to issue Additional Securities for less than fair market value, and to cause the Partnership to issue to the General Partner corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership, including without limitation, the issuance of REIT Shares and corresponding Partnership Units pursuant to an employee share purchase plan providing for employee purchases of REIT Shares at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise, and (y) the General Partner contributes all proceeds from such issuance to the Partnership. For example, in the event the General Partner issues REIT Shares for a cash purchase price and contributes all of the proceeds of such issuance to the Partnership as required hereunder, the General Partner shall be issued a number of additional Partnership Units equal to the product of (A) the number of such REIT Shares issued by the General Partner, the proceeds of which were so contributed, multiplied by (B) a fraction, the numerator of which is 100%, and the denominator of which is the Exchange Factor in effect on the date of such contribution.

(b)           Certain Deemed Contributions of Proceeds of Issuance of REIT Shares. In connection with any and all issuances of REIT Shares, the General Partner shall make Capital Contributions to the Partnership of the proceeds therefrom, provided that if the proceeds actually received and contributed by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter's discount or other expenses paid or incurred in connection with such issuance, then the General Partner shall be deemed to have made Capital Contributions to the Partnership in the aggregate amount of the gross proceeds of such issuance and the Partnership shall be deemed simultaneously to have paid such offering expenses in accordance with Section 6.5 hereof and in connection with the required issuance of additional Partnership Units to the General Partner for such Capital Contributions pursuant to Section 4.2(a) hereof.

4.3.         Additional Funding. If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds (“Additional Funds”) for any Partnership purpose, the General Partner may (i) cause the Partnership to obtain such funds from outside borrowings, or (ii) elect to have the General Partner or any of its Affiliates provide such Additional Funds to the Partnership through loans or otherwise.

ARTICLE 5
ALLOCATIONS; DISTRIBUTIONS

5.1.         Allocations for Capital Account Purposes.

(a)           For purposes of maintaining Capital Accounts, after giving effect to the allocations set forth in paragraphs (c) – (f) of Section 1 of Exhibit E, all Net Income and Net Losses (including all items entering into the determination of Net Income and Net Losses), as finally determined for each taxable year of the Partnership, shall be allocated among the Partners so as to cause each Partner’s Adjusted Balance as of the end of the taxable year to, as nearly as possible, equal (proportionately) (i) the amount of cash that would be distributed to the Partner under Section 5.2(b) if, as of the end of the taxable year, the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners in accordance with Section 5.2(b), minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b)           In no event shall Net Losses be allocated to a Limited Partner to the extent such allocation would result in such partner having an Adjusted Capital Account Deficit (as determined on a per Unit basis, taking into account the portion of the Limited Partner’s Adjusted Capital Account Deficit attributable to such Unit) at the end of any taxable year. All such Net Losses shall be allocated to the other Partners in accordance with the other provisions of this Section 5.1(b).

(c)           Subject to Section 5.1(d), if and to the extent any payment or reimbursement to the General Partner made pursuant to Section 6.3 or otherwise (other than distributions under Section 5.2) is determined for U.S. federal income tax purposes not to constitute a payment of expenses to the General Partner, the amount so determined shall constitute a guaranteed payment with respect to capital within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as a distribution for purposes of computing the Partners’ Capital Accounts.

(d)           Notwithstanding any provision in this Agreement to the contrary, if the Partnership pays or reimburses (directly or indirectly, including by reason of giving the General Partner Capital Account credit in excess of actual Capital Contributions made by the General Partner) fees, expenses or other costs pursuant to Section 4.2, Section 6.3 and/or Section 6.5 or otherwise, and if failure to treat all or part of such payment or reimbursement as a distribution to the General Partner, or the receipt of Capital Account credit in excess of actual capital contributions, would cause the General Partner to recognize income that would cause the General Partner to fail to qualify as a REIT, then such payment or reimbursement (or portion thereof) shall be treated as a distribution to the General Partner for purposes of this Agreement, or the Capital Account credit in excess of actual capital contributions shall be reduced, in each case to the extent necessary to preserve the General Partner’s status as a REIT. The Capital Account of the General Partner shall be reduced by such direct or indirect payment or reimbursement (or a portion thereof) in the same manner as an actual distribution to the General Partner. To the extent treated as distributions, such fees, expenses or other costs shall not be taken into account as Partnership fees, expenses or costs for the purposes of this Agreement. In the event that amounts are recharacterized as distributions or Capital Accounts are reduced pursuant to this Section 5.1(c), allocations under Section 5.1(a) and (b) for the current and subsequent periods shall be adjusted, as reasonably determined by the General Partner, so that to the extent possible the Partners have the same Capital Account balances they would have had if this Section 5.1(c) had not applied. This Section 5.1(c) is intended to prevent direct or indirect reimbursements or payments under this Agreement from giving rise to a violation of the General Partner’s REIT requirements while at the same time preserving to the extent possible the parties’ intended economic arrangement and shall be interpreted and applied consistent with such intent.

5.2.         Requirement and Characterization of Distributions.

(a)           Non-Liquidating Distributions. Subject to Section 5.2(b) and taking into account Section 5.5, the General Partner shall distribute at least quarterly (unless otherwise set forth in this Section 5.2(a)) all or such portion of Available Cash generated by the Partnership during such quarter or shorter period to the Partners that are Partners on the Partnership Record Date with respect to such quarter or shorter (or longer) period in the following priority:

(i)           First, to the holder of each Series A Preferred Unit an amount in cash equal to the cumulative undistributed Series A Priority Return Amount, payable once annually commencing on each Series A Distribution Date; provided that, to the extent that cash distributions are not paid in full in accordance with this Section 5.2(a)(i), such unpaid cash distributions shall accumulate and may be declared by the General Partner and paid to the holders of the Series A Preferred Units on any date fixed by the General Partner, whether or not a regular Distribution Payment Date;

(ii)          Second, to the holder of each Preferred Unit an amount in cash and/or PIK Distribution in accordance with Section 9.2(d)(iii) on December 31, March 31, June 30 and September 30 of each year, commencing on each Distribution Payment Date;

(iii)         Third, to the holder of each Common Unit until the holder of each Common Unit has received, pursuant to this Section 5.2(a)(iii), an amount equal to an aggregate return of 7.5% of the then-current Applicable Conversion Price per Common Unit per annum, commencing on the date hereof; provided that, to the extent that cash distributions are unable to be paid in full in accordance with this Section 5.2(a)(iii), such accrued but unpaid cash distributions will be added to the distributions payable to the Partners pursuant to this Section 5.2(a)(iii) on the subsequent Distribution Payment Date (for the avoidance of doubt, such unpaid distributions shall not have priority over the distributions payable pursuant to subclauses (i) and (ii) of this Section 5.2(a);

(iv)         Fourth, to the Partners in accordance with their Percentage Interests.

(v)          Notwithstanding Sections 5.2(a)(i)-(iv), for purposes of any taxable year, to the extent that (a) any holder of a Preferred Unit has received distribution(s) pursuant to Section 5.2(a)(ii) in the form of a PIK Distribution and (b) the Partnership has net taxable income for U.S. federal income tax purposes for such taxable year allocable to the holder of such Preferred Unit (or if, in the absence of such taxable income, any income is includible by such holder of a Preferred Unit with respect to such Preferred Units (e.g., any income includible pursuant to Section 707(c) of the Code)), the Partnership shall, prior to making any distributions pursuant to Sections 5.2(a)(i)-(iv), make a distribution (a “Tax Distribution”) to each such Partner in an amount equal to the product of (x) the Partner’s allocable share of the Partnership’s net taxable income (including for these purposes any income includible by a Preferred Limited Partner with respect to their Preferred Units (e.g., any income includible pursuant to Section 707(c) of the Code)) allocable to, or otherwise includible with respect to, such PIK Distribution and (y) an assumed tax rate equal to the highest combined federal, state and local marginal tax rate then applicable to individual residents or corporate taxpayers residing in New York, New York (taking into account the character of the applicable income and the deductibility of state and local income tax for federal income tax purposes). All Tax Distributions shall be treated as advances of any amounts that such Partner would otherwise be entitled to receive pursuant to any other distribution provision of this Agreement. For the avoidance of doubt, with respect to the calculation of any Tax Distribution, only amounts allocable, or otherwise includible, with respect to income received from the Partnership shall be taken into account.

(b)           Liquidating Distributions. Notwithstanding Section 5.2(a) but subject to Section 5.6, upon liquidation of the Partnership, after payment of or adequate provision for all debts and obligations to creditors of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed to the Partners in the following order of priority:

(i)           First, to the holder of each Series B Convertible Preferred Unit in the amount of the Liquidation Preference with respect to that Series B Convertible Preferred Unit pursuant to Section 9.2(d)(ii), in the order of priority of payment of such liquidation preferences provided in this Agreement, and among the holders of each Unit entitled to liquidation preferences of the same priority in proportion to the liquidation preference of such priority payable to each such Preferred Unit holder.

(ii)          Second, to the holder of each Series A Preferred Unit, the cumulative undistributed Series A Priority Return Amount with respect to that Unit, and among the Series A Preferred Unit holders in proportion to such amounts.

(iii)         Third, to the holder of each Common Unit until the holder of each Common Unit has received, pursuant to Section 5.2(a)(iii) and this Section 5.2(b)(iii), an amount equal to an aggregate return of 7.5% of the then-current Applicable Conversion Price per Common Unit per annum, commencing on the date hereof, and among the holders of Common Units in proportion to the amount payable to each under this Section 5.2(b)(iii).

(iv)         Fourth, to the holder of each Series A Preferred Unit the amount of the holder’s Capital Contribution with respect to each Series A Preferred Unit, and among the holders of Series A Preferred Units in proportion to such amounts.

(v)          Fifth, to the holder of each Common Unit the amount of its Capital Contribution with respect to each Common Unit, and among the holders of Common Units in proportion to such amounts.

(vi)         Sixth, to the Partners in accordance with their Percentage Interests.

5.3.           REIT Distribution Requirements. After giving effect to any distributions pursuant to Section 5.2, the General Partner shall use its commercially reasonable efforts to cause the Partnership to distribute amounts sufficient to enable the General Partner to pay shareholder dividends that will allow the General Partner to (i) meet its distribution requirement for qualification as a REIT as set forth in Section 857 of the Code and (ii) avoid any federal income or excise tax liability imposed by the Code.

5.4.         No Right to Distributions In Kind. Subject to Section 5.2(a) and the specific terms and rights of any outstanding class or series of Preferred Units, no Partner shall be entitled to demand property other than cash in connection with any distributions by the Partnership.

5.5.         Limitations of Return of Capital Contributions. Notwithstanding any of the provisions of this Article 5, no Partner shall have the right to receive and the General Partner shall not have the right to make, a distribution that includes a return of all or part of a Partner's Capital Contributions, unless after giving effect to the return of a Capital Contribution, the sum of all Partnership liabilities, other than the liabilities to a Partner for the return of his Capital Contribution, does not exceed the fair market value of the Partnership's assets.

5.6.         Withholding. The General Partner is hereby authorized and directed by each Partner to cause the Partnership to withhold from allocations, distributions or other amounts payable to the Partner such amount or amounts as shall be required by the Code, the Regulations or applicable provisions of foreign, state or local tax law, and to remit such amount to the Service or such other applicable foreign, state or local taxing authority at such times as may be required by the relevant taxing authority. Any amount so withheld shall be treated for purposes of this Agreement as a distribution or other payment, if applicable, by the Partnership to the Partner. If at any time the amount required to be withheld with respect to any Partner exceeds the amount distributable (or other amount payable) to the Partner at that time, the subsequent distribution(s) to such Partner shall be reduced in the amount equal to the excess. All amounts withheld shall be timely remitted by the Partnership to the relevant taxing authorities.

5.7.         Substantial Economic Effect. It is the intent of the Partners that the allocations of Net Income and Net Loss under this Agreement have substantial economic effect (or be consistent with the Partners' interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. Article 5 and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent; provided, that any required adjustment or maintenance does not have a material adverse effect on the economic interests of the Partners.

ARTICLE 6
RIGHTS, OBLIGATIONS AND
POWERS OF THE GENERAL PARTNER

6.1.         Management of the Partnership.

(a)           Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership. Except as set forth in this Agreement, neither the Limited Partners nor the Preferred Limited Partners shall have any authority, right, or power to bind the Partnership, or to manage, or to participate in the management of the business and affairs of the Partnership in any manner whatsoever. Such management shall in every respect be the full and complete responsibility of the General Partner alone as herein provided. Subject to the restrictions specifically contained in this Agreement, the powers of the General Partner shall include, without limitation, the authority to take the following actions on behalf of the Partnership:

(i)           to acquire, purchase, own, operate, lease and dispose of any real property and any other property or assets including, but not limited to notes and mortgages, that the General Partner determines are necessary or appropriate or in the best interests of the business of the Partnership;

(ii)          to construct buildings and make other improvements on the properties owned or leased by the Partnership;

(iii)         to authorize, issue, sell, redeem or otherwise purchase any Partnership Interests or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Interests, or options, rights, warrants or appreciation rights relating to any Partnership Interests) of the Partnership;

(iv)         to borrow or lend money for the Partnership, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure such indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership's assets;

(v)          to pay, either directly or by reimbursement, for all operating costs and general administrative expenses of the Partnership to third parties or to the General Partner or its Affiliates as set forth in this Agreement;

(vi)         to guarantee or become a co-maker of indebtedness of the General Partner or any Subsidiary thereof, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership's assets;

(vii)        to use assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with this Agreement, including, without limitation, payment, either directly or by reimbursement, of all operating costs and general administrative expenses of the General Partner, the Partnership or any Subsidiary of either, to third parties or to the General Partner as set forth in this Agreement;

(viii)       to lease all or any portion of any of the Partnership's assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership's assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;

(ix)          to prosecute, defend, arbitrate, or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Partners, the Partnership, or the Partnership's assets;

(x)           to file applications, communicate, and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership's assets or any other aspect of the Partnership business;

(xi)          to make or revoke any election permitted or required of the Partnership by any taxing authority;

(xii)         to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, for the conservation of Partnership assets, or for any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;

(xiii)        to determine whether or not to apply any insurance proceeds for any property to the restoration of such property or to distribute the same;

(xiv)       to establish one or more divisions of the Partnership, to hire and dismiss employees of the Partnership or any division of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers, and such other persons, as the General Partner may deem necessary or appropriate in connection with the Partnership business and to pay therefor such reasonable remuneration as the General Partner may deem reasonable and proper;

(xv)        to retain other services of any kind or nature in connection with the Partnership business, and to pay therefor such remuneration as the General Partner may deem reasonable and proper;

(xvi)       to negotiate and conclude agreements on behalf of the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;

(xvii)      to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Partnership;

(xviii)     to distribute Partnership cash or other Partnership assets in accordance with this Agreement;

(xix)        to form or acquire an interest in, and contribute property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity interest from time to time);

(xx)         to establish Partnership reserves for working capital, capital expenditures, contingent liabilities, or any other valid Partnership purpose;

(xxi)        to merge, consolidate or combine the Partnership with or into another Person;

(xxii)       to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code; and

(xxiii)      to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, all actions consistent with allowing the General Partner at all times to qualify as a REIT unless the General Partner voluntarily terminates its REIT status (subject to the prior written consent of the Series B Preferred Unit Recipient, as provided in the Securities Purchase Agreement)) and to possess and enjoy all of the rights and powers of a general partner as provided by the Act.

(b)           Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.

6.2.         Delegation of Authority. The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.

6.3.         Indemnification and Exculpation of Indemnitees.

(a)           The Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise.

Notwithstanding the foregoing, the Partnership shall not provide for indemnification for an Indemnitee for any liability or loss suffered by any of them in contravention of Delaware law and unless all of the following conditions are met:

(i)           The Indemnitee determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Partnership.

(ii)          The Indemnitee was acting on behalf of or performing services for the Partnership.

(iii)         Such liability or loss was not the result of:

(A)          negligence or misconduct by the Indemnitee (excluding the Independent Directors); or

(B)          gross negligence or willful misconduct by the Independent Directors.

Any indemnification pursuant to this Section 6.3 shall be made only out of the assets of the Partnership.

(b)           Notwithstanding the foregoing, the Partnership shall not indemnify an Indemnitee or any Person acting as a broker-dealer for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

(c)           The Partnership shall pay or reimburse reasonable legal expenses and other costs incurred by the Indemnitee in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Act) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership, (b) the legal proceeding was initiated by a third party who is not a Limited Partner or Preferred Limited Partner or, if by a Limited Partner or Preferred Limited Partner acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Indemnitee undertakes to repay the amount paid or reimbursed by the Partnership, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee is not entitled to indemnification.

(d)           The indemnification provided by this Section 6.3 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

(e)           The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(f)           For purposes of this Section 6.3, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 6.3; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

(g)           In no event may an Indemnitee subject the Limited Partners or Preferred Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(h)           An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(i)           The provisions of this Section 6.3 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(j)           Neither the amendment nor repeal of this Section 6.3, nor the adoption or amendment of any other provision of the Agreement inconsistent with Section 6.3, shall apply to or affect in any respect the applicability with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

6.4.         Liability of the General Partner.

(a)           Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership or any Limited Partners or Preferred Limited Partners for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. The General Partner shall not be in breach of any duty that the General Partner may owe to the Limited Partners, Preferred Limited Partners or the Partnership or any other Persons under this Agreement or of any duty stated or implied by law or equity provided the General Partner, acting in good faith, abides by the terms of this Agreement.

(b)           The Limited Partners and Preferred Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, itself and its shareholders collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners and Preferred Limited Partners (including, without limitation, the tax consequences to Limited Partners and Preferred Limited Partners or the tax consequences of some, but not all, of the Limited Partners and Preferred Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions. In the event of a conflict between the interests of its shareholders on one hand and the Limited Partners (or Preferred Limited Partners) on the other, the General Partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either its shareholders or the Limited Partners (or Preferred Limited Partners); provided, however, that for so long as the General Partner directly owns a controlling interest in the Partnership, any such conflict that the General Partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either its shareholders or the Limited Partner (or Preferred Limited Partners) shall be resolved in favor of the shareholders. The General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners (or Preferred Limited Partners) in connection with such decisions, provided that the General Partner has acted in good faith.

(c)           Subject to its obligations and duties as General Partner set forth in Section 6.1 hereof, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(d)           Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner to continue to qualify as a REIT or (ii) to prevent the General Partner from incurring any taxes under Section 857, Section 4981, or any other provision of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners and Preferred Limited Partners; provided, that the General Partner shall not take any action (or omit from taking any action) in furtherance of subclauses (i) and (ii), above, without the prior written consent of the Series B Preferred Unit Recipient if such action could have a material adverse effect on the economic interests of the Series B Preferred Unit Recipient.

(e)           Any amendment, modification or repeal of this Section 6.4 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner's liability to the Partnership, the Limited Partners and the Preferred Limited Partners under this Section 6.4 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

6.5.         Reimbursement of General Partner.

(a)           Except as provided in this Section 6.5 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b)           The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all Administrative Expenses.

6.6.         Outside Activities. Subject to the Charter and any agreements entered into by the General Partner or its Affiliates with the Partnership or a Subsidiary, any officer, director, employee, agent, trustee, Affiliate or shareholder of the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership. Neither the Partnership nor any of the Limited Partners or Preferred Limited Partners shall have any rights by virtue of this Agreement in any such business ventures, interest or activities. None of the Limited Partners nor Preferred Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and the General Partner shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner or Preferred Limited Partner, even if such opportunity is of a character which, if presented to the Partnership or any Limited Partner or Preferred Limited Partner, could be taken by such Person.

6.7.         Employment or Retention of Affiliates. Subject to the specific terms and rights of any outstanding class or series of Preferred Units:

(a)           Any Affiliate of the General Partner may be employed or retained by the Partnership and may otherwise deal with the Partnership (whether as a buyer, lessor, lessee, manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership any compensation, price, or other payment therefor which the General Partner determines to be fair and reasonable.

(b)           The Partnership may lend or contribute to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(c)           The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems are consistent with this Agreement, applicable law.

(d)           Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are on terms that are fair and reasonable to the Partnership.

6.8.         General Partner Participation. The General Partner agrees that all business activities of the General Partner, including activities pertaining to the acquisition, development or ownership of real property, shall be conducted through the Partnership or one or more Subsidiary Partnerships; provided, however, that the General Partner is allowed to make a direct acquisition, but if and only if, such acquisition is made in connection with the issuance of Additional Securities, which direct acquisition and issuance have been approved and determined to be in the best interests of the General Partner and the Partnership by a majority of the Independent Directors.

6.9.         Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

6.10.       Miscellaneous. In the event the General Partner redeems any REIT Shares (other than REIT Shares redeemed in accordance with the share redemption program of the General Partner through proceeds received from the General Partner's dividend reinvestment plan), then the General Partner shall cause the Partnership to purchase from the General Partner a number of Partnership Units as determined based on the application of the Exchange Factor on the same terms that the General Partner exchanged such REIT Shares. Moreover, if the General Partner makes a cash tender offer or other offer to acquire REIT Shares, then the General Partner shall cause the Partnership to make a corresponding offer to the General Partner to acquire an equal number of Partnership Units held by the General Partner. In the event any REIT Shares are exchanged by the General Partner pursuant to such offer, the Partnership shall redeem an equivalent number of the General Partner's Partnership Units for an equivalent purchase price based on the application of the Exchange Factor.

ARTICLE 7
CHANGES IN GENERAL PARTNER

7.1.         Transfer of the General Partner's Partnership Interest.

(a)           The General Partner shall not transfer all or any portion of its General Partnership Interest or withdraw as General Partner except as provided in or in connection with a transaction contemplated by Section 7.1(b), (c) or (d). Notwithstanding the foregoing, the right of the General Partner to engage in any transaction contemplated in Section 7.1(b), (c) or (d) shall be subject to the specific terms and rights of any outstanding class or series of Preferred Units.

(b)           Except as otherwise provided in Section 6.4(b), 7.1(c) or (d) hereof, the General Partner shall not engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of its assets, (other than in connection with a change in the General Partner's state of incorporation or organizational form) in each case which results in a change of control of the General Partner (a “Transaction”), unless:

(i)           the approval of the holders of a majority of the Partnership Units (including the Partnership Units held by the General Partner or an Affiliate thereof) is obtained;

(ii)          as a result of such Transaction all Limited Partners will receive for each Partnership Unit an amount of cash, securities, or other property equal to the product of the Exchange Factor and the greatest amount of cash, securities or other property paid in the Transaction to a holder of one REIT Share in consideration of one REIT Share, provided that if, in connection with the Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding REIT Shares, each holder of Partnership Units shall be given the option to exchange its Partnership Units for the greatest amount of cash, securities, or other property which a Limited Partner would have received had it (A) exercised its Exchange Right and (B) sold, tendered or exchanged pursuant to the Offer the REIT Shares received upon exercise of the Exchange Right immediately prior to the expiration of the Offer; or

(iii)         the General Partner is the surviving entity in the Transaction and either (A) the holders of REIT Shares do not receive cash, securities, or other property in the Transaction or (B) all Limited Partners (other than the General Partner or any Subsidiary) receive an amount of cash, securities, or other property (expressed as an amount per REIT Share) that is no less than the product of the Exchange Factor and the greatest amount of cash, securities, or other property (expressed as an amount per REIT Share) received in the Transaction by any holder of REIT Shares.

(c)           Notwithstanding Section 7.1(b), the General Partner may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity (the “Surviving General Partner”), other than Partnership Units held by the General Partner, are contributed, directly or indirectly, to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value equal to the value of the assets so contributed as determined by the Surviving General Partner in good faith and (ii) the Surviving General Partner expressly agrees to assume all obligations of the General Partner, as appropriate, hereunder. Upon such contribution and assumption, the Surviving General Partner shall have the right and duty to amend this Agreement as set forth in this Section 7.1(c). The Surviving General Partner shall in good faith arrive at a new method for the calculation of the REIT Shares Amount and Exchange Factor for a Partnership Unit after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible. Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of REIT Shares or options, warrants or other rights relating thereto, and to which a holder of Partnership Units could have acquired had such Partnership Units been exchanged immediately prior to such merger or consolidation. Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for with respect to the Exchange Factor. The Surviving General Partner also shall in good faith modify the definition of REIT Shares and make such amendments to Sections 8.5 and 8.7 hereof so as to approximate the existing rights and obligations set forth in Sections 8.5 and 8.7 as closely as reasonably possible. The above provisions of this Section 7.1(c) shall similarly apply to successive mergers or consolidations permitted hereunder.

In respect of any transaction described in the preceding paragraph, the General Partner is required to use its commercially reasonable efforts to structure such transaction to avoid causing the Limited Partners and the Preferred Limited Partners to recognize a gain for federal income tax purposes by virtue of the occurrence of or their participation in such transaction, provided such efforts are consistent with the exercise of the Board of Directors' fiduciary duties to the shareholders of the General Partner under applicable law; provided, further, that the approval of the Series B Preferred Unit Recipient shall be required for any such merger or consolidation transaction described in the preceding paragraph that would result in the recognition of a material amount of gain for federal income tax purposes by the Series B Preferred Unit Recipient.

(d)         Notwithstanding Section 7.1(b),

(i)           a General Partner may transfer all or any portion of its General Partnership Interest to (A) a wholly-owned Subsidiary of such General Partner or (B) the owner of all of the ownership interests of such General Partner, and following a transfer of all of its General Partnership Interest, may withdraw as General Partner; and

(ii)          the General Partner may engage in Transactions not required by law or by the rules of any national securities exchange on which the REIT Shares are listed to be submitted to the vote of the holders of the REIT Shares.

7.2.         Admission of a Substitute or Additional General Partner. A Person shall be admitted as a substitute or additional General Partner of the Partnership only if the following terms and conditions are satisfied:

(a)           the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner, and a certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation and all other actions required by Section 2.5 hereof in connection with such admission shall have been performed;

(b)           if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person's authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

(c)           counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel and the state or any other jurisdiction as may be necessary) that the admission of the person to be admitted as a substitute or additional General Partner is in conformity with the Act, that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (i) the Partnership to be classified other than as a partnership, or to be classified as a publicly traded partnership, for federal income tax purposes, or (ii) the loss of any Limited Partner's or Preferred Limited Partner’s limited liability.

7.3.         Effect of Bankruptcy, Withdrawal, Death or Dissolution of a General Partner.

(a)           Upon the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 7.4(a) hereof) or the death, withdrawal, removal or dissolution of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the Partnership shall be dissolved and terminated unless the Partnership is continued pursuant to Section 7.3(b) hereof. The merger of the General Partner with or into any entity that is admitted as a substitute or successor General Partner pursuant to Section 7.2 hereof shall not be deemed to be the withdrawal, dissolution or removal of the General Partner.

(b)           Following the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 7.4(a) hereof) or the death, withdrawal, removal or dissolution of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the Limited Partners and the Preferred Limited Partners, within 90 days after such occurrence, may elect to continue the business of the Partnership for the balance of the term specified in Section 2.4 hereof by selecting, subject to Section 7.2 hereof and any other provisions of this Agreement, a substitute General Partner by consent of a majority in interest of each of the Limited Partners and the Preferred Limited Partners, voting separately. If the Limited Partners and the Preferred Limited Partners elect to continue the business of the Partnership and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.

7.4.         Removal of a General Partner.

(a)           Upon the occurrence of an Event of Bankruptcy as to, or the dissolution of, a General Partner, such General Partner shall be deemed to be removed automatically; provided, however, that if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to or removal of a partner in such partnership shall be deemed not to be a dissolution of the General Partner if the business of such General Partner is continued by the remaining partner or partners. The Limited Partners and the Preferred Limited Partners may not remove the General Partner, with or without cause.

(b)           If a General Partner has been removed pursuant to this Section 7.4 and the Partnership is continued pursuant to Section 7.3 hereof, such General Partner shall promptly transfer and assign its General Partnership Interest in the Partnership to the substitute General Partner approved by a majority in interest of each the Limited Partners and the Preferred Limited Partners in accordance with Section 7.3(b) hereof and otherwise admitted to the Partnership in accordance with Section 7.2 hereof. At the time of assignment, the removed General Partner shall be entitled to receive from the substitute General Partner the fair market value of the General Partnership Interest of such removed General Partner as reduced by any damages caused to the Partnership by such General Partner. Such fair market value shall be determined by an appraiser mutually agreed upon by the General Partner and a majority in interest of each of the Limited Partners and the Preferred Limited Partners, voting separately, within 10 days following the removal of the General Partner. In the event that the parties are unable to agree upon an appraiser, the removed General Partner and a majority in interest of each of the Limited Partners and the Preferred Limited Partners, voting separately, each shall select an appraiser for a total of at most three separate appraisals. Each such appraiser shall complete an appraisal of the fair market value of the removed General Partner's General Partnership Interest within 30 days of the General Partner's removal, and the fair market value of the removed General Partner's General Partnership Interest shall be the average of such appraisals.

(c)           The General Partnership Interest of a removed General Partner, during the time after default until transfer under Section 7.4(b), shall be converted to that of a special Limited Partner; provided, however, such removed General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the income, expense, profit, gain or loss allocations or cash distributions allocable or payable, as the case may be, to the Limited Partners. Instead, such removed General Partner shall receive and be entitled only to retain distributions or allocations of such items that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 7.4(b).

(d)           All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary and sufficient to effect all the foregoing provisions of this Section.

ARTICLE 8
RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS AND PREFERRED LIMITED PARTNERS

8.1.           Management of the Partnership. Except as otherwise expressly provided in this Agreement, the Limited Partners and Preferred Limited Partners shall not participate in the management or control of Partnership business nor shall they transact any business for the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.

8.2.           Power of Attorney. Each Limited Partner and Preferred Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and Preferred Limited Partner and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates, and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement and the Act in accordance with their terms, which power of attorney is coupled with an interest and shall survive the death, dissolution or legal incapacity of the Limited Partner or Preferred Limited Partner, or the transfer by the Limited Partner or Preferred Limited Partner of any part or all of its Partnership Interest.

8.3.         Limitation on Liability of Limited Partners and Preferred Limited Partners. No Limited Partner or Preferred Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership. A Limited Partner or Preferred Limited Partner shall be liable to the Partnership only to make payments of its Capital Contribution, if any, as and when due hereunder. After its Capital Contribution is fully paid, no Limited Partner or Preferred Limited Partner shall, except as otherwise required by the Act, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.

8.4.         [reserved]

8.5.         Exchange Right.

(a)           Subject to Section 8.5(b) and the provisions of any agreements between the Partnership and one or more Limited Partners with respect to Partnership Units held by them, each Limited Partner shall have the right (the “Exchange Right”) to require the General Partner to purchase directly and acquire on a Specified Exchange Date all or a portion of the Partnership Units held by such Limited Partner at an exchange price equal to and in the form of the REIT Shares Amount to be paid by the General Partner. The Exchange Right shall be exercised pursuant to a Notice of Exchange delivered to the General Partner (with a copy to the Partnership) by the Limited Partner who is exercising the Exchange Right (the “Exchanging Partner”); provided, that no Limited Partner may deliver more than four Notices of Exchange during each calendar year. Upon the Specified Exchange Date the General Partner shall acquire the Partnership Units offered for exchange by the Exchanging Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units, and each of the Exchanging Partner, the Partnership, and the General Partner, as the case may be, shall treat the transaction between the General Partner, as the case may be, and the Exchanging Partner for federal income tax purposes as a sale of the Exchanging Partner's Partnership Units to the General Partner, as the case may be. A Limited Partner may not exercise the Exchange Right for less than 1,000 Partnership Units or, if such Limited Partner holds less than 1,000 Partnership Units, all of the Partnership Units held by such Partner. The Exchanging Partner shall have no right, with respect to any Partnership Units so exchanged, to receive any distribution paid with respect to Partnership Units if the record date for such distribution is on or after the Specified Exchange Date. Each Exchanging Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of REIT Shares upon exercise of the Exchange Right.

(b)           Notwithstanding the provisions of Section 8.5(a), but subject to Section 8.5(c), unless a Limited Partner executes and delivers to the General Partner an ownership limit waiver certificate in the form set forth in Exhibit C hereto (the “Ownership Limit Waiver”) such Limited Partner shall not be entitled to exercise the Exchange Right if the delivery of REIT Shares to such Partner on the Specified Exchange Date by the General Partner pursuant to Section 8.5(a) would result in such Partner or any other person owning, directly or indirectly, REIT Shares in excess of the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit (as each is defined in the Charter and calculated in accordance therewith), except as provided in the Charter.

(c)           Notwithstanding the provisions of Section 8.5(b), if the Series B Preferred Unit Recipient is unable to execute and deliver the Ownership Limit Waiver, or comply with the provisions of a previously issued Ownership Limit Waiver, such Partner shall have to right, by providing written notice to the General Partner, to cause the General Partner to hold any real property or other investment through a TRS if such action would allow the Series B Preferred Unit Recipient to comply with the requirements of the Ownership Limit Waiver; provided, however (i) the Series B Preferred Unit Recipient shall be solely responsible for any incremental tax burden and any other expenses associated with the formation and operations of such TRS and any such incremental tax burden and other expenses will be applied to reduce the amount of distributions otherwise payable to the Series B Preferred Unit Recipient in accordance with Section 9.2(d)(iii) hereof and (ii) such action would not cause the General Partner to fail to qualify as a REIT. The taxes and expenses described in (i) of this Section 8.5(c) shall be as reasonably agreed to by the parties at such time.

(d)           Notwithstanding anything to the contrary herein, no redemption of Series B Convertible Preferred Units or Common Units by the Partnership shall be effective with respect to a holder thereof (i) unless the Partnership delivers notice of such redemption to the holder thereof no less than 5 business days prior to the proposed date of such redemption and (ii) if the holder thereof delivers to the General Partner an irrevocable Notice of Exchange prior to the fifth business day following receipt of the notice thereof from the Partnership (or such later date as may otherwise be permitted in this Section 8.5).

8.6.         Taxable REIT Subsidiary. Without limiting the Series B Preferred Unit Recipient’s rights under Sections 8.5(c) and 9.2(d)(vii), the Series B Preferred Unit Recipient shall have the right, by providing written notice to the General Partner, to cause the General Partner to hold any real property or other investment through a TRS; provided, that (i) the Series B Preferred Unit Recipient shall be solely responsible for any incremental tax burden and any other expenses associated with the formation and operations of such TRS and any such incremental tax burden and other expenses will be applied to reduce the amount of distributions otherwise payable to the Series B Preferred Unit Recipient in accordance with Section 9.2(d)(iii) hereof and (ii) such action would not cause the General Partner to fail to qualify as a REIT. The taxes and expenses described in (i) of this Section 8.6 shall be as reasonably agreed to by the parties at such time.

ARTICLE 9
PREFERRED Limited PARTNERSHIP INTERESTS

9.1.         Series A Preferred Units.

(a)           Upon the first Closing Date pursuant to the Securities Purchase Agreement, the General Partner will contribute the net proceeds received in consideration of its issuance of the Series A Preferred REIT Shares to the Partnership.

(b)           Upon the contribution of the net proceeds received in consideration for the Series A Preferred REIT Shares to the Partnership by the General Partner, and in accordance with Section 4.2 of the Agreement, the Partnership will issue to the General Partner 1,000 Series A Preferred Units, equal to the number of Series A Preferred REIT Shares issued by the General Partner pursuant to the Securities Purchase Agreement, which issuance shall be reflected in Exhibit A hereto.

(c)           For purposes of the Agreement, including the maintenance of Capital Accounts, the General Partner shall be treated as making a Capital Contribution of $100,000, equal to the value ascribed pursuant to the Securities Purchase Agreement to the Series A Preferred REIT Shares.

(d)         (d)          The Series A Preferred Units shall have the following designations, preferences and other rights, powers and duties:

(i)           Issuance Value. An issuance value of $100.00 per unit.

(ii)          Liquidation Preference.

(A)          A liquidation preference of $100.00 per Series A Preferred Unit (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Units), as further adjusted pursuant to Section 9.1(d)(iii)(C) from time to time (the “Series A Liquidation Preference”).

(B)          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of the Series A Preferred Units shall be entitled to receive out of the assets of the Partnership or proceeds thereof legally available for distribution to Partners of the Partnership, after satisfaction of all liabilities, if any, to creditors of the Partnership and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Units or any series or class of Partnership Interest junior to the Series A Preferred Units, a liquidating distribution in an amount equal to the Liquidation Preference per share, together with an amount equal to all distributions, if any, that have been accrued or declared but not paid (or included in an increase to Liquidation Preference) on the Series A Preferred Units prior to the date of payment of such distribution (including any accumulation in respect of distributions that have not been declared prior to such payment date). The Partnership shall mail written notice of any such liquidation, not less than 20 days prior to the payment date stated therein, to each holder of Series A Preferred Units.

(iii)         Priority Return. A cumulative preferred return thereon commencing on the date of issuance as follows:

(A)          A “Series A Priority Return Amount”, payable in cash, at a “Series A Priority Return Percentage” equal to 3 percent per annum of the Series A Liquidation Preference for each Series A Preferred Unit issued, computed on the basis of a 360-day year consisting of twelve 30-day months, accumulating on a daily basis;

(B)          Such distributions shall be payable annually in arrears on each anniversary of the date hereof or, if any such day is not a Business Day, the preceding Business Day (each, a “Series A Distribution Payment Date”);

(C)          If and to the extent the Partnership does not pay in full the entire distribution contemplated by this Section 9.1(d)(iii) in cash on the Series A Distribution Payment Date in accordance herewith, the unpaid amount of such distribution (based on the Priority Return Amount described in Section 9.1(d)(iii)(A)), until paid, shall be added to the Series A Liquidation Preference.

9.2.         Series B Convertible Preferred Units.

(a)          Upon each Closing Date pursuant to the Securities Purchase Agreement, the Series B Preferred Unit Recipient will contribute the Exercised Put Amount in respect of such Closing Date to the Partnership.

(b)          Upon the contribution of an Exercised Put Amount by the Series B Preferred Unit Recipient, the Partnership will issue to the Series B Preferred Unit Recipient a number of Series B Convertible Preferred Units equal to the ratio of the Exercised Put Amount divided by the initial per unit purchase price of $100.00, which issuance shall be reflected in Exhibit A hereto (the “Series B Convertible Preferred Units”).

(c)          For purposes of the Agreement, including the maintenance of Capital Accounts, the Series B Preferred Unit Recipient shall be treated as making a Capital Contribution equal to the Exercised Put Amount in respect of such Closing Date.

(d)          The Series B Convertible Preferred Units shall have the following designations, preferences and other rights, powers and duties:

(i)           Issuance Value. An issuance value of $100.00 per unit (the “Series B Issuance Value”).

(ii)          Liquidation Preference: In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of the Series B Convertible Preferred Units shall be entitled to receive out of the assets of the Partnership or proceeds thereof legally available for distribution to Partners of the Partnership, after satisfaction of all liabilities, if any, to creditors of the Partnership and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Units or any series or class of Partnership Interest junior to the Series B Convertible Preferred Units, a liquidating distribution in an amount equal to the greater of (i) $100.00 per Series B Convertible Preferred Unit plus all accrued and unpaid distributions thereon (including any accumulation in respect of distributions that have not been paid prior to such payment date) and (ii) the amount of the liquidating distributions, as determined by the General Partner (or the trustee or other Person or Persons administering the liquidation, dissolution or winding-up of the Partnership in accordance with applicable law), that would be made on the number of Common Units into which such shares of Series B Convertible Preferred Units are convertible immediately before such liquidation, dissolution or winding-up of the Company (which, for the avoidance of doubt, does not include any distributions payable solely to the Common Units in accordance with Section 9.2(d)(iii)(F) hereof) (such greater amount, as adjusted pursuant to the last sentence of Section 9.2(d)(iii)(B) hereof, the “Series B Liquidation Preference”). The Partnership shall mail written notice of any such liquidation, not less than 20 days prior to the payment date stated therein, to each holder of Series B Convertible Preferred Units.

(iii)         Priority Return. A cumulative preferred return thereon commencing on the date of issuance as follows:

(A)          A Priority Return Amount, payable in cash, at a Priority Return Percentage equal to 7.5 percent per annum of the Series B Liquidation Preference for each Series B Convertible Preferred Unit issued; or

(B)          To the extent insufficient funds are legally or otherwise available for a cash payment as described in Section 9.2(d)(iii)(A) above, the unpaid portion of such Priority Return Amount shall be payable in kind in additional Series B Convertible Preferred Units (instead of the accrued but unpaid cash) (each such distribution, a “PIK Distribution”) in an amount per Series B Convertible Preferred Unit equal to (1) the product of (x) the Liquidation Preference of such Series B Convertible Preferred Unit multiplied by a fraction, the denominator of which is the Priority Return Amount otherwise payable in cash on such Distribution Date and the numerator of which is the portion of such Priority Return Amount not actually distributed in cash to the holder of such Series B Convertible Preferred Unit on the applicable Distribution Payment Date in respect of such Priority Return Amount and (y) a rate per annum equal to 10% applied on the basis of the applicable Distribution Period, divided by (2) $100.00. Series B Convertible Preferred Units payable as PIK Distributions to any holder in respect of Series B Convertible Preferred Units will be aggregated with all other PIK Distributions payable to each holder thereof, with any remaining fractional Series B Convertible Preferred Units added to the Series B Liquidation Preference (at a rate of $100 per Series B Convertible Preferred Unit) until paid on a subsequent Distribution Payment Date.

For the avoidance of doubt, and solely by way of example, assuming a single Series B Convertible Preferred Unit is outstanding (the “Outstanding Unit”), with a Liquidation Preference of $100, and a Priority Return Amount of $7.50 for the applicable Distribution Period (assuming a one year period), and assuming that the Partnership distributes $3.00 in cash to the holder of the Outstanding Unit on the applicable Distribution Payment Date, 0.06 of a single Series B Convertible Preferred Unit would be distributed to the holder of the Outstanding Unit under this Section 9.2(iii)(B), as follows: The Liquidation Preference of the Outstanding Unit is $100, which is multiplied by a fraction the numerator of which is the unpaid Priority Return Amount ($7.50 - $3.00 = $4.50) with the denominator being the Priority Return Amount ($7.50) to result in $60. This $60 is then multiplied by 0.10 for the applicable Distribution Period to result in $6. Dividing this $6 by 100 results in a 0.06 interest in a single Series B Convertible Preferred Unit to be distributed to the holder of the Outstanding Unit.

(C)          Such distributions shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year or, if any such day is not a Business Day, the preceding Business Day (each, a “Distribution Payment Date”);

(D)          With respect to the payment of any PIK Distribution, each Series B Convertible Preferred Unit issued shall initially have an Applicable Conversion Price equal to that of the Series B Convertible Preferred Units with respect to which it is issued. In the case of Series B Convertible Preferred Units issued as a dividend on Series B Convertible Preferred Units, distributions shall accrue and be cumulative from the Partnership Record Date in respect of which such units were issued, or were scheduled to be issued (whether or not the distributions were actually declared or the Series B Convertible Preferred Units issued), as a distribution.

(E)          Distributions payable on the Series B Convertible Preferred Units shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be deemed to accumulate on a daily basis. Certificates issued in payment of any distribution pursuant to this Section 9.2(d), or a notice of issuance with respect to book entry shares, shall be delivered to the holders entitled to receive such distribution no later than 15 Business Days following the Distribution Payment Date.

(F)          In addition to the distributions payable on the Series B Convertible Preferred Units pursuant to Sections 9.2(d)(iii)(A) and (B) hereof, the holders of the Series B Convertible Preferred Units shall be entitled to receive: (aa) a distribution per Series B Convertible Preferred Unit (on an as-converted basis) equivalent to any distribution paid to the Common Units; provided, however, that each such distribution shall be payable: (i) only if the Common Units have been paid a cumulative annual distribution since the date hereof of an amount equal to 7.5 percent of the then Applicable Conversion Price per Common Unit (provided, that if there is more than one Applicable Conversion Price during any measurement period, in calculating such amount in this clause (i), the 7.5 percent shall be calculated using the weighted average of the various Applicable Conversion Prices taking into account the number of days each Applicable Conversion Price was in effect during such measurement period); (ii) when and as declared by the General Partner; (iii) on the date such distribution is paid to the holders of the Common Units and( iv) out of legally available funds; and (bb) such additional dividends as the General Partner, in its discretion, may declare.

(iv)         Consent Rights.

(A)          So long as any Series B Convertible Preferred Units are outstanding, the vote or consent of the holders of a majority of the Series B Convertible Preferred Units at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by law:

(aa) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Agreement that would alter or change the rights, preferences or privileges of the Series B Convertible Preferred Units so as to affect them adversely;

(bb) except as specifically contemplated by the Securities Purchase Agreement, the issuance by the Partnership of additional Series B Convertible Preferred Units (other than in connection with the declaration or payment of a PIK Distribution on the Series B Convertible Preferred Units);

(cc) the authorization or issuance by the Partnership, or obligation of the Partnership to issue any Partnership Interest (including any security convertible into or exercisable for any such Partnership Interest) having a preference over, or being on a parity with, the Series B Convertible Preferred Units with respect to distribution rights and rights on liquidation, winding up and dissolution;

(dd) except as specifically contemplated by the Securities Purchase Agreement, the redemption, purchase or other acquisition (or payment into or setting aside for a sinking fund for such purpose) by the Partnership of any Preferred Units or Common Units;

(ee) any allowance for the General Partner, from time to time, to hold or acquire real property or other investments in its own name or otherwise other than through the Partnership.

(B)          Until the earlier of (i) the date upon which no Series B Convertible Preferred Units are held by the Series B Preferred Unit Recipient or a Permitted Transferee, or (ii) July 1, 2018, the written consent of the Consenting Holder will be necessary for effecting or validating any of the following actions, whether or not such approval is required by law:

(aa) dissolution or liquidation, or voluntarily institution of any proceeding seeking to adjudicate the Partnership bankrupt or insolvent, or seeking liquidation, winding up, reorganization, protection or relief, under any law relating to bankruptcy, insolvency, reorganization, protection or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for the Partnership or for any substantial part of its property;

(bb)         other than with respect to investments in Approved Acquisitions, (A) the acquisition, merger, consolidation, or execution of any similar business combination transaction with another corporation or other entity involving aggregate consideration in excess of $1,000,000, (B) the acquisition or investment in assets not in the ordinary course of business involving aggregate consideration in excess of $1,000,000; or (C) sale or other disposition of any of Partnership assets or securities not in the ordinary course of business in excess of $1,000,000;

(cc)         other than with respect to joint ventures, partnerships or similar arrangements (collectively, “Joint Ventures”) with operating partners in conjunction with Approved Acquisitions, the entrance of the Partnership into a Joint Venture which has, or is reasonably expected, to have a value, or to require aggregate contributions, in excess of $1,000,000; and

(dd)         the issuance by the Partnership of any Limited Partnership Interests other than to the General Partner, the Series B Preferred Unit Recipient or any Permitted Transferee.

(C)          Notwithstanding Section 9.2(d)(iv)(B), the General Partner may, prior to the five (5) year anniversary of the Effective Date (as defined in the Securities Purchase Agreement), initiate any of the transactions or events set forth in Sections 9.2(d)(iv)(B)(aa)-(cc) without the prior approval of the Consenting Holder if the General Partner elects to redeem, by giving at least 30 days prior written notice to the Series B Preferred Units Recipient, all of the then outstanding Series B Convertible Preferred Units at the Redemption Price; which redemption shall occur simultaneously with, and conditioned upon the closing of, such transaction or event and the redemption of the Series A Preferred REIT Shares or Series C Preferred REIT Shares, as applicable, of the General Partner at a price equal to the Liquidation Preference thereof (as such term is defined in the Articles Supplementary or the Series C Articles Supplementary, as applicable) plus any accrued but unpaid dividends and distributions thereon. Notwithstanding the foregoing, upon receipt of the Company’s redemption notice, and at any time prior to the closing of the transaction giving rise to such redemption right, the holder of the then outstanding Series B Convertible Preferred Units and Permitted Transferees, as applicable, may elect to convert all of their then outstanding Series B Convertible Preferred Units into Common Units in accordance with Section 9.2(d)(v) hereof.

(v)          Conversion Right. Each Preferred Limited Partner holding Series B Convertible Preferred Units shall have the right, at any time or from time to time, to convert some or all of such Series B Convertible Preferred Units into Common Units, by providing the General Partner with a Notice of Exercise of Conversion Right as set forth on Exhibit B-2 hereto 5 business days prior to the effective date of such conversion. Upon the effective date of any such conversion, each Series B Convertible Preferred Unit which is the subject of such conversion shall be converted, without necessity of any further action by the General Partner, into that number of Common Units equal to a fraction, the numerator of which is the Series B Issuance Value and the denominator of which is the Applicable Conversion Price, plus an amount of cash equal to the accrued but unpaid Priority Return Amount in respect of such Series B Convertible Preferred Unit. In addition, the Preferred Limited Partner holding Series B Convertible Preferred Units may elect to receive instead a number of Common Units obtained by multiplying the number of Common Units to be received in the previous sentence by the Exchange Factor as adjusted to and including the date of such conversion; provided, that if such election is made with respect to such newly issued Common Units, the Exchange Factor shall be deemed to be 1.0 with respect to such Common Units as of the date of such conversion and shall be further adjusted only for events occurring after such conversion. Notwithstanding anything to the contrary herein, no redemption of Series B Convertible Preferred Units by the Partnership shall be effective with respect to a holder thereof (i) unless the Partnership delivers notice of such redemption to the holder thereof no less than 5 business days prior to proposed date of such redemption and (ii) if the holder thereof delivers to the General Partner an irrevocable Notice of Exercise of Conversion Right prior to the fifth business day following receipt of the notice from the Partnership (or such later date as may otherwise be permitted in this Section 9.2(d)(v)).

(vi)         Certain Transfers of Series B Convertible Preferred Units. Notwithstanding the provisions of Section 10.2 hereof (but, in any case, subject to Sections 10.2(d), (e) and (f) and satisfactory completion of the requirements set forth in Section 10.3(a)(i) through (vii)) the General Partner will not withhold its consent to the Transfer of Series B Convertible Preferred Units from the Series B Preferred Unit Recipient or any Permitted Transferee to any Permitted Transferee.

(vii)        TRS. In order to assist the Series B Preferred Unit Recipient to accurately make and/or maintain the representations set forth in the Ownership Limit Waiver, the Series B Preferred Unit Recipient shall have to right, (i) to receive monthly reports from the General Partner detailing the list of all current Tenants, and (ii) by providing written notice to the General Partner at least 30 days in advance of the expected closing date of an acquisition of any real property or other investment by the General Partner or the Partnership, to cause the General Partner to acquire and hold such real property or other investment through a TRS; provided, however (i) the Series B Preferred Unit Recipient shall be solely responsible for any incremental tax burden and any other expenses associated with the formation and operations of such TRS and any such incremental tax burden and other expenses will be applied to reduce the amount of distributions otherwise payable to the Series B Preferred Unit Recipient in accordance with Section 9.2(d)(iii) hereof and (ii) such action would not cause the General Partner to fail to qualify as a REIT. The taxes and expenses described in (i) of this Section 9.2(d)(vii) shall be as reasonably agreed to by the parties at such time.

(viii)       Redemption Upon Strike-Out. Notwithstanding any other provisions of this Agreement, in the event of a Strike Out meeting the criteria set forth in Section 7.1(e)(ii) of the Securities Purchase Agreement, the Partnership shall have the right to redeem, by giving at least 30 days prior written notice to the Series B Preferred Units Recipient, all of the then outstanding Series B Convertible Preferred Units at a redemption price per unit equal to the Series B Issuance Value plus all accrued and unpaid dividends thereon to, but excluding the date of redemption. Notwithstanding the foregoing, upon receipt of the Company’s redemption notice, and at any time prior to the date of redemption, the holder of the then outstanding Series B Convertible Preferred Units may elect to convert all of their then outstanding Series B Convertible Preferred Units into Common Units in accordance with Section 9.2(d)(v) hereof.

ARTICLE 10
TRANSFERS OF PARTNERSHIP INTERESTS

10.1.        Purchase for Investment.

(a)           Each Limited Partner and Preferred Limited Partner hereby represents and warrants to the General Partner and to the Partnership that the acquisition of his Partnership Interests is made as a principal for his account for investment purposes only and not with a view to the resale or distribution of such Partnership Interest.

(b)           Each Limited Partner and Preferred Limited Partner agrees that he will not sell, assign or otherwise transfer his Partnership Interest or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner set forth in Section 10.1(a) above and similarly agree not to sell, assign or transfer such Partnership Interest or fraction thereof to any Person who does not similarly represent, warrant and agree.

10.2.        Restrictions on Transfer of Limited Partnership Interests and Preferred Limited Partnership Interests.

(a)           Subject to the provisions of 10.2(b), (c) and (d), and other than a Transfer by KKR or any Permitted Transferee to a Permitted Transferee, no Limited Partner or Preferred Limited Partner may offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of his Partnership Interest, or any of such Limited Partner's or Preferred Limited Partner’s economic rights as a Limited Partner or Preferred Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”) without the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion. Any such purported transfer undertaken without such consent shall be considered to be null and void ab initio and shall not be given effect. The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.

(b)           No Limited Partner or Preferred Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer (i.e., a Transfer consented to as contemplated by clause (a) above or clause (c) below or a Transfer pursuant to Section 10.5 below) of all of its Partnership Units pursuant to this Article 9 or pursuant to an exchange of all of its Partnership Units pursuant to Section 8.5. Upon the permitted Transfer or redemption of all of a Limited Partner's or a Preferred Limited Partner’s Partnership Interest, such Limited Partner or Preferred Limited Partner shall cease to be a Limited Partner or Preferred Limited Partner, as applicable.

(c)           Subject to 10.2(d), (e) and (f) below, a Limited Partner or Preferred Limited Partner may Transfer, with the consent of the General Partner, all or a portion of its Partnership Units to (i) a parent or parent's spouse, natural or adopted descendant or descendants, spouse of such descendant, or brother or sister, or a trust created by such Limited Partner or Preferred Limited Partner for the benefit of such Limited Partner or Preferred Limited Partner and/or any such person(s), of which trust such Limited Partner or Preferred Limited Partner or any such person(s) is a trustee, (ii) a corporation controlled by a Person or Persons named in (i) above, or (iii) if the Limited Partner or Preferred Limited Partner is an entity, its beneficial owners.

(d)           No Limited Partner or Preferred Limited Partner may effect a Transfer of its Partnership Interest, in whole or in part, if, in the opinion of legal counsel for the Partnership, such proposed Transfer would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).

(e)           No Transfer (excluding for this purpose any Transfer that is pursuant to an Exchange Right of the Series B Preferred Unit Recipient) by a Limited Partner or Preferred Limited Partner of its Partnership Interest, in whole or in part, may be made to any Person if (i) in the opinion of legal counsel for the Partnership, the transfer would result in the Partnership's being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) in the opinion of legal counsel for the Partnership, it would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, or (iii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.

(f)           Any Transfer in contravention of any of the provisions of this Article 10 shall be void and ineffectual and shall not be binding upon, or recognized by, the Partnership.

(g)           Prior to the consummation of any Transfer under this Article 10, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.

10.3.        Admission of Substitute Limited Partner or Substitute Preferred Limited Partner.

(a)           Subject to the other provisions of this Article 10, an assignee of the Limited Partnership Interest of a Limited Partner, or the Preferred Limited Partnership Interest of a Preferred Limited Partner (which shall be understood to include any purchaser, transferee, donee, or other recipient of any disposition of such Limited Partnership Interest or Preferred Limited Partnership Interest) shall be deemed admitted as a Limited Partner or Preferred Limited Partner, as applicable, of the Partnership only with the consent of the General Partner and upon the satisfactory completion of the following:

(i)           The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner or Preferred Limited Partner.

(ii)          To the extent required, an amended Certificate evidencing the admission of such Person as a Limited Partner or Preferred Limited Partner shall have been signed, acknowledged and filed for record in accordance with the Act.

(iii)         The assignee shall have delivered a letter containing the representation set forth in Section 10.1(a) hereof and the agreement set forth in Section 10.1(b) hereof.

(iv)         If the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee's authority to become a Limited Partner or Preferred Limited Partner under the terms and provisions of this Agreement.

(v)          The assignee shall have executed a power of attorney containing the terms and provisions set forth in Section 8.2 hereof.

(vi)         The assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner or Preferred Limited Partner.

(vii)        The assignee has obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner or Substitute Preferred Limited Partner, which consent may be given or denied in the exercise of the General Partner's sole and absolute discretion.

(b)           For the purpose of allocating Net Income and Net Losses and distributing cash received by the Partnership, a Substitute Limited Partner or Substitute Preferred Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Partner upon the filing of the Certificate described in Section 10.3(a)(ii) hereof or, if no such filing is required, the later of the date specified in the transfer documents or the date on which the General Partner has received all necessary instruments of transfer and substitution.

(c)           The General Partner shall cooperate with the Person seeking to become a Substitute Limited Partner or Substitute Preferred Limited Partner by preparing the documentation required by this Section and making all official filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Article 9 to the admission of such Person as a Limited Partner of the Partnership.

10.4.       Rights of Assignees of Partnership Interests.

(a)           Subject to the provisions of Sections 10.1 and 10.2 hereof, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner or Preferred Limited Partner of its Partnership Interest until the Partnership has received notice thereof.

(b)           Any Person who is the assignee of all or any portion of a Limited Partner's Limited Partnership Interest or a Preferred Limited Partner’s Preferred Limited Partnership Interest, but does not become a Substitute Limited Partner or Substitute Preferred Limited Partner and desires to make a further assignment of such Limited Partnership Interest or Preferred Limited Partnership Interest, shall be subject to all the provisions of this Article 9 to the same extent and in the same manner as any Limited Partner or Preferred Limited Partner desiring to make an assignment of its Limited Partnership Interest or Preferred Limited Partnership Interest.

10.5.        Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner or Preferred Limited Partner. The occurrence of an Event of Bankruptcy as to a Limited Partner or Preferred Limited Partner, the death of a Limited Partner or Preferred Limited Partner or a final adjudication that a Limited Partner or Preferred Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue if an order for relief in a bankruptcy proceeding is entered against a Limited Partner or Preferred Limited Partner, the trustee or receiver of his estate or, if he dies, his executor, administrator or trustee, or, if he is finally adjudicated incompetent, his committee, guardian or conservator, shall have the rights of such Limited Partner or Preferred Limited Partner for the purpose of settling or managing his estate property and such power as the bankrupt, deceased or incompetent Limited Partner or Preferred Limited Partner possessed to assign all or any part of his Partnership Interest and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner or Substitute Preferred Limited Partner.

10.6.        Joint Ownership of Interests. A Partnership Interest may be acquired by two individuals as joint tenants with right of survivorship, provided that such individuals either are married or are related and share the same home as tenants in common. The written consent or vote of both owners of any such jointly held Partnership Interest shall be required to constitute the action of the owners of such Partnership Interest; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners. Upon the death of one owner of a Partnership Interest held in a joint tenancy with a right of survivorship, the Partnership Interest shall become owned solely by the survivor as a Limited Partner or Preferred Limited Partner and not as an assignee. The Partnership need not recognize the death of one of the owners of a jointly-held Partnership Interest until it shall have received notice of such death. Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Interest to be divided into two equal Partnership Interests, which shall thereafter be owned separately by each of the former owners.

10.7.        Redemption of Partnership Units. The General Partner will cause the Partnership to redeem Partnership Units, to the extent it shall have legally available funds therefor, at any time the General Partner redeems corresponding shares of capital stock in itself. The number and class or series of Partnership Units redeemed and the redemption price shall equal the number (multiplied by the Exchange Factor) and class or series of corresponding shares of capital stock the General Partner redeems and the redemption price at which the General Partner redeems such shares, respectively.

ARTICLE 11
BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS

11.1.        Books and Records. At all times during the continuance of the Partnership, the Partners shall keep or cause to be kept at the Partnership's specified office true and complete books of account in accordance with generally accepted accounting principles, including: (a) a current list of the full name and last known business address of each Partner, (b) a copy of the Certificate of Limited Partnership and all certificates of amendment thereto, (c) copies of the Partnership's federal, state and local income tax returns and reports, (d) copies of this Agreement and amendments thereto and any financial statements of the Partnership for the three most recent years and (e) all documents and information required under the Act. Any Partner or its duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to inspect or copy such records during ordinary business hours.

11.2.        Custody of Partnership Funds; Bank Accounts.

(a)           All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.

(b)           All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner in investment grade instruments (or investment companies whose portfolio consists primarily thereof), government obligations, certificates of deposit, bankers' acceptances and municipal notes and bonds. The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 11.2(b).

11.3.        Fiscal and Taxable Year. The fiscal and taxable year of the Partnership shall be the calendar year.

11.4.        Annual Tax Information and Report.

(a)           Within 60 days after the end of each fiscal year of the Partnership, the General Partner shall furnish to each person who was a Limited Partner or Preferred Limited Partner at any time during such year the tax information necessary to file such Limited Partner's or Preferred Limited Partner’s (or their Affiliates’, as applicable) tax returns as shall be reasonably requested by such Partner. In addition, upon the request of the Series B Preferred Unit Recipient, the General Partner shall provide to the Series B Preferred Unit Recipient such other tax-related information that is within the General Partner’s possession or control or can be readily obtained by the Partnership, as may be reasonably requested by the Series B Preferred Unit Recipient.

(b)           Without limiting the foregoing:

(i)           Within 30 days following the close of each Partnership taxable year, the General Partner shall require the Partnership, at the expense of the Partnership, to prepare federal, state and local taxable income calculations for the Partnership for the immediately preceding taxable year based on best-available information to date, including allocations of such estimated amounts to each of the Partners of the Partnership.

(ii)          On or before March 31st, May 31st, August 31st, and November 30th of each taxable year, the General Partner shall require the Partnership, at the expense of the Partnership, to provide the Partners with an estimate of the year-to-date taxable income of the Partnership.

(iii)         On or before March 1st following the close of each fiscal year, the General Partner shall require the Partnership, at the expense of the Partnership, to prepare and submit to the Series B Preferred Unit Recipient for its review and approval federal, state and local tax returns for the Partnership and its subsidiaries. The General Partner shall maintain the books and records of the Partnership and any subsidiary, provide such information, and follow such procedures as are reasonably necessary or appropriate to enable all tax returns of the Partnership and its subsidiaries to be properly and timely completed, prepared and filed.

11.5.        Tax Matters Partner; Tax Elections; Special Basis Adjustments.

(a)           The General Partner shall be the Tax Matters Partner of the Partnership within the meaning of Section 6231(a)(7) of the Code. As Tax Matters Partner, the General Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. The General Partner shall have the right to retain professional assistance in respect of any audit of the Partnership by the Service and all out-of-pocket expenses and fees incurred by the General Partner on behalf of the Partnership as Tax Matters Partner shall constitute Partnership expenses. In the event the General Partner receives notice of a final Partnership adjustment under Section 6223(a)(2) of the Code, the General Partner shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Limited Partners and Preferred Limited Partners on the date such petition is filed, or (ii) mail a written notice to all Limited Partners and Preferred Limited Partners, within such period, that describes the General Partner's reasons for determining not to file such a petition. Notwithstanding the foregoing, the Tax Matters Partner shall keep the other Partners reasonably informed as to any tax actions, examinations or proceedings relating to the Partnership and shall submit to the other Partners, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Partnership. The Tax Matters Partner shall not, without the consent of the affected Partner, (x) elect to settle or contest a dispute with respect to any item of income, gain, loss, deduction or credit of the Partnership in a forum which will require a Partner to pay any amount of tax liabilities associated with such dispute before the final resolution of such dispute, or (y) agree to extend the statute of limitations for the assessment of taxes with respect to the Partnership or any Partner.

(b)           Except as otherwise provided herein, the General Partner shall, in its reasonable discretion, determine whether to make any available election pursuant to the Code. Notwithstanding the above, in making any such tax election the General Partner may, but shall be under no obligation to, take into account the tax consequences to the Limited Partners and Preferred Limited Partners resulting from any such election; provided, that no material tax election shall be made without the written consent of the Series B Preferred Unit Recipient (without limiting the foregoing, for the avoidance of doubt, such “material tax elections” shall not include any election generally exercised in the ordinary course of the General Partner’s day-to-day operations, but shall include any election under Section 704(c) of the Code).

(c)           In the event of a transfer of all or any part of the Partnership Interest of any Partner, the Partnership, at the option of the General Partner, may elect pursuant to Section 754 of the Code to adjust the basis of the Partnership's assets. Notwithstanding anything contained in Article 5 of this Agreement, any adjustments made pursuant to Section 754 of the Code shall affect only the successor in interest to the transferring Partner and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Partners for any purpose under this Agreement. Each Partner will furnish the Partnership with all information necessary to give effect to such election.

11.6.        Reports Made Available to Limited Partners.

(a)           As soon as practicable after the close of each fiscal quarter (other than the last quarter of the fiscal year), upon written request by a Limited Partner to the General Partner, the General Partner will make available, without cost, to each Limited Partner a quarterly report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal quarter, presented in accordance with generally accepted accounting principles. As soon as practicable after the close of each fiscal year, upon written request by a Limited Partner to the General Partner, the General Partner will make available, without cost, to each Limited Partner an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal year, presented in accordance with generally accepted accounting principles.

(b)           Any Partner shall further have the right to a private audit of the books and records of the Partnership at the expense of such Partner, provided such audit is made for Partnership purposes and is made during normal business hours.

ARTICLE 12
AMENDMENT OF AGREEMENT; MERGER

The General Partner's consent shall be required for any amendment to this Agreement. Subject to the specific terms and rights of any outstanding class or series of Preferred Units, the General Partner, without the consent of the Limited Partners, may amend this Agreement in any respect or merge or consolidate the Partnership with or into any other partnership or business entity (as defined in Section 17-211 of the Act) in a transaction pursuant to Section 7.1(b), (c) or (d) hereof; provided, however, that the following amendments and any other merger or consolidation of the Partnership shall require the consent of the holders of a majority of the Partnership Units (excluding the Partnership Units held by the General Partner or an Affiliate thereof):

(a)           any amendment affecting the operation of the Exchange Factor or the Exchange Right (except as provided in Section 8.5(d) or 7.1(c) hereof) in a manner adverse to the Limited Partners;

(b)           any amendment that would adversely affect the rights of the Limited Partners to receive the distributions payable to them hereunder, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.2 hereof;

(c)           any amendment that would alter the Partnership's allocations of profit and loss to the Limited Partners, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.2 hereof; or

(d)           any amendment that would impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership.

ARTICLE 13
GENERAL PROVISIONS

13.1.        Notices. All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners at the addresses set forth in Exhibit A attached hereto; provided, however, that any Partner may specify a different address by notifying the General Partner in writing of such different address. Notices to the Partnership shall be delivered at or mailed to its specified office.

13.2.        Survival of Rights. Subject to the provisions hereof limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.

13.3.        Additional Documents. Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents which may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.

13.4.        Severability. If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

13.5.        Entire Agreement. This Agreement and exhibits attached hereto constitute the entire Agreement of the Partners and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

13.6.        Pronouns and Plurals. When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.

13.7.        Headings. The Article headings or sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article.

13.8.        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

13.9.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 13.9.

IN WITNESS WHEREOF, the parties hereto have hereunder affixed their signatures to this Second Amended and Restated Limited Partnership, all as of the 5th day of August, 2013.

GENERAL PARTNER:

SENTIO HEALTHCARE PROPERTIES, INC.

By:	/s/ John Mark Ramsey
John Mark Ramsey
President and Chief Executive Officer

LIMITED PARTNER:

HPC LP TRS, LLC

By:	Sentio Healthcare Properties, Inc.
its sole member

	By:	/s/ John Mark Ramsey
John Mark Ramsey
President and Chief Executive Officer

PREFERRED LIMITED PARTNER:

SENTINEL RE INVESTMENT HOLDINGS LP

By:	Sentinel RE Investment Holdings GP LLC,
as general partner

	By:	/s/ Billy Butcher
Billy Butcher
Vice President

EXHIBIT A

SCHEDULE OF PARTNERS

	Common Units of Partnership Interest	Series A Preferred Units	Series B Convertible Preferred Units
General Partner:

Sentio Healthcare Properties, Inc.	12,676,862	-	-

Limited Partners and Preferred Limited Partners:

HPC LP TRS, LLC	20,000	-	-

KKR & Co. L.P.	-	-	-
	12,696,862	-	-

Series Preferred Units	Preferred Limited Partner	No. of Preferred Units	Liquidation Preference Per Preferred Unit	Priority Percentage Return *	Priority	Conversion Factor

A	General Partner	-	$100	3%	Senior	None
B	KKR & Co. L.P.	-	$100	7.5%	Senior	1

*	Priority Return Percentage is expressed as a percentage of the liquidation preference per Distribution
Period. See the Agreement for the definitions of “Priority Return Percentage,” and “Distribution Period.”

A-1

EXHIBIT B-1

NOTICE OF EXERCISE OF EXCHANGE RIGHT

In accordance with Section 8.5 of the Second Amended and Restated Agreement of Limited Partnership (the “Agreement”) of Sentio Healthcare Properties OP, L.P., the undersigned hereby irrevocably (i) presents for exchange ________ Partnership Units in Sentio Healthcare Properties OP, L.P. in accordance with the terms of the Agreement and the Exchange Right referred to in Section 8.5 thereof, (ii) surrenders such Partnership Units and all right, title and interest therein, and (iii) directs that the REIT Shares Amount (as defined in the Agreement) deliverable upon exercise of the Exchange Right be delivered to the address specified below, and such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.

Dated: ____________, ____

(Name of Limited Partner)

(Signature of Limited Partner)

(Mailing Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

Issue REIT Shares to:

Name:

Social Security or Tax I.D. Number:

B-1

EXHIBIT B-2

NOTICE OF EXERCISE OF CONVERSION RIGHT

In accordance with Section 9.2(d)(v) of the Second Amended and Restated Agreement of Limited Partnership (the “Agreement”) of Sentio Healthcare Properties OP, L.P., the undersigned hereby irrevocably (i) elects to convert ________ Series B Convertible Preferred Units in Sentio Healthcare Properties OP, L.P. in accordance with the terms of the Agreement and the Conversion Right referred to in Section 9.2(d)(v) thereof, (ii) surrenders such Series B Convertible Preferred Units and all right, title and interest therein, and (iii) directs that the Common Units deliverable upon exercise of the Conversion Right be delivered to the address specified below, and such Common Units be registered or placed in the name(s) and at the address(es) specified below.

Dated: ____________, ____

(Name of Preferred Limited Partner)

(Signature of Preferred Limited Partner)

(Mailing Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

Issue Common Units to:

Name:

Social Security or Tax I.D. Number:

B-2

EXHIBIT C

FORM OF OWNERSHIP LIMIT WAIVER

1.
The Board of Directors (the “Board”) of Sentio Healthcare Properties, Inc., a real estate investment trust for United States federal income tax purposes (the “Company”), has the authority to grant an exemption from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit (each as defined in Section 6.1 of the amended and restated charter of the Company (the “Charter”)) applicable to holders of shares of common stock of the Company (the “Common Shares”), and/or shares of preferred stock of the Company (the “Preferred Shares” and together with the Common Shares, the “Shares”), provided that certain conditions are met. Capitalized terms used but not otherwise defined in this Ownership Limit Waiver have the meanings ascribed to such terms in the Charter.

2.
[________________] (the “Investor”) has requested that the Board grant the Investor an exemption from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit in connection with the Investor’s acquisition of the Company’s Shares.

3.
Based on the terms and conditions set forth herein, the Board has approved and granted an exemption from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit for the Investor in an aggregate amount of up to [___]%, which is the Excepted Holder Limit, of the outstanding Common Shares (“Ownership Limit Waiver”), which amount will be adjusted as appropriate to reflect stock splits, reverse stock splits, stock dividends, or similar transactions that affect all shares equally, and the Investor shall be an Excepted Holder.

4.	The Investor represents and warrants to the Company:

a.	The Investor is not an “individual” within the meaning of Section 542(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).

b.
To the Knowledge of the Investor, no “individual” within the meaning of Section 542(a)(2) of the Code holding an ownership interest in the Investor, directly or indirectly, Beneficially Owns or Constructively Owns more than 9.8% (in number or value, whichever is more restrictive) of the outstanding Common Shares or more than 9.8% (in value) of the outstanding shares of any class or series of Preferred Shares by reason of the Beneficial Ownership or Constructive Ownership of Shares acquired by the Investor.

c.
The Investor does not Beneficially Own or Constructively Own, and, to the Knowledge of the Investor, no Person owning a direct or indirect interest in the Investor, owns, actually or Constructively, an interest in any Tenant of the Company (or a Tenant of an entity owned or controlled by the Company) that would cause the Company to own, actually or constructively, more than a 9.9% ownership interest (as set forth in Section 856(d)(2)(B) of the Code) in such Tenant unless such Tenant is a taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the Company; provided, that a tenant from whom the Company (or a tenant of an entity owned or controlled by the Company) derives (and is expected to continue to derive) a sufficiently small amount of revenues such that, in the opinion of the Board, rent from such tenant would not adversely affect the Company’s ability to qualify as a REIT shall not be treated as a tenant of the Company. “Tenant” means any tenant from which the Company derives rent either directly or indirectly through partnerships, limited liability companies, or other subsidiaries.

d.
The Investor does not Beneficially Own or Constructively Own, and, to the Knowledge of the Investor, no Person owning a direct or indirect interest in the Investor, Beneficially Owns or Constructively Owns an interest sufficient to disqualify any entity treated as either an Eligible Independent Contractor or an Independent Contractor of the Company from such status. For these purposes, “Eligible Independent Contractor” is defined in Section 856(d)(9) of the Code and “Independent Contractor” is defined in Section 856(d)(3) of the Code.

e.
So long as the Investor Beneficially Owns or Constructively Owns 9.8% or more (in number or value, whichever is more restrictive) of the outstanding Shares of the Company, the Holder agrees to notify the Board of Directors of the Company in writing within ten (10) business days of any acquisition of Shares that could result in the Percentage Ownership (as defined below) of the Holder increasing by more than 1%. For purposes of this Ownership Limit Waiver, the term “Percentage Ownership” means the total value of the outstanding Shares Beneficially Owned or Constructively Owned by the Investor, divided by the total value of the outstanding Shares of the Company.

f.	Investor covenants to notify the Company promptly after it obtains knowledge that any of the foregoing representations are not accurate.

5.
The Investor acknowledges and agrees that (i) the Board is relying on the continuing truth and accuracy of, and compliance with, the representations, warranties and agreements of the Investor in this Ownership Limit Waiver in granting the exemption from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit to the Investor and that such exemption will be void and ineffective if any of the representations and warranties is not true and accurate at any time or any of the agreements is violated, and (ii) such exemption is solely for the Investor and only with respect to Shares received and held by the Investor in connection with the Investor’s acquisition and conversion of the Shares referenced above, and not for any other Person (other than any Affiliate of the Investor) or for any “individual” within the meaning of Section 542(a)(2) of the Code. For the avoidance of doubt, the Company further agrees that the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit are waived for any future acquisition by the Investor of Beneficial Ownership of any Shares, which, when added to the Shares Beneficially Owned or Constructively Owned by the Investor immediately prior to such acquisition, does not exceed the Ownership Limit Waiver.

6.
The Investor further acknowledges and agrees that if at any time, such exemption is void or ineffective, Shares deemed to be Beneficially Owned or Constructively Owned by the Investor in excess of the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit will be subject to the provisions of Section 6.2 of the Charter, which provide that Shares held in excess of the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit will be deemed transferred to a Trust for the benefit of a Charitable Beneficiary as of the close of business on the business day prior to the date of the purported transfer or other event resulting in a stockholder’s ownership of Shares exceeding the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit.

7.
Notwithstanding anything herein to the contrary, the Company reserves its right to increase the exemption granted herein in the sole and absolute discretion of the Board, and the Investor will be deemed to have made a request for any such increase, all subject to the provisions of Section 6.2.7 of the Charter.

8.	This Ownership Limit Waiver will become effective upon the acceptance of the terms and conditions hereof by the Investor.

9.	Except as otherwise provided herein or as determined by the Board, this Ownership Limit Waiver will cease to be effective upon any breach of the representations or covenants set forth herein.

10.	Miscellaneous

a.
Assignment. Neither party may assign or transfer its rights and obligations under this Ownership Limit Waiver, in whole or in part, including by operation of law or in connection with a merger, consolidation, transfer of equity interests or other transaction involving any party benefiting from the waiver, by any party hereto or any of their respective affiliates without the prior written consent of the other party, and any such assignment contrary to the terms hereof will be null and void and of no force and effect. In no event will the assignment by either party of its respective rights or obligations under this Ownership Limit Waiver release such party from its liabilities and obligations hereunder.

b.
Governing Law. All questions concerning the construction, validity and interpretation of this Ownership Limit Waiver will be governed by and construed under the laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

c.
All references to any Code provision will be deemed to include any successor provisions of the Code and any regulatory, judicial or administrative amendment or interpretation of such statutory provisions.

(signature page follows)

IN WITNESS WHEREOF, the undersigned have executed this Ownership Limit Waiver as of _____________, 20___.

SENTIO HEALTHCARE PROPERTIES, INC.

By:
Name: John Mark Ramsey
Title: Chief Executive Officer

[INVESTOR]

By:
Name:
Title:
Address:

EXHIBIT D

CAPITAL ACCOUNT MAINTENANCE

1.           Capital Accounts of the Partners

(a)          The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section 1.704-l(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to this Agreement; and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section l(b) herein and allocated to such Partner pursuant to Section 5.1 of the Agreement and Exhibit E hereof, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to the Agreement, and (y) all items of Partnership deduction and loss computed in accordance with Section l(b) herein and allocated to such Partner pursuant to Section 5.1 of the Agreement and Exhibit E hereof.

(b)          For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners’ Capital Accounts, unless otherwise specified in the Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i)          Except as otherwise provided in Regulations Section 1.704-l(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners’ Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section 1.704-l(b)(2)(iv)(m)(4).

(ii)         The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(iii)        Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(iv)        In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

(v)         In the event the Carrying Value of any Partnership asset is adjusted pursuant to Section 1(d) herein, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(vi)        Notwithstanding any other provision of this Section 1(b), any items that are specially allocated pursuant to Exhibit E or Section 5.1(c) of the Agreement shall not be taken into account for purposes of computing Net Income or Net Loss.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Exhibit E or Section 5.1(c) of the Agreement shall be determined by applying rules analogous to those set forth in Sections l(b)(i) through l(b)(v) above.

(c)          Generally, a transferee (including an Assignee) of a Partnership Unit shall succeed to a pro rata portion of the Capital Account of the transferor.

(d)          (i)          Consistent with the provisions of Regulations Section 1.704-l(b)(2)(iv)(f), and as provided in Section l(d)(ii), the Carrying Value of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in Section 1 (d)(ii), as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 5.1 of the Agreement.

(ii)         Such adjustments shall be made as of the following times: (A) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; (C) in connection with the grant of an interest in the Partnership (other than a de minimis interest), as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity or by a new partner acting in a partner capacity or in anticipation of being a partner; and (D) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (A), (B) and (C) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(iii)        In accordance with Regulations Section 1.704-l(b)(2)(iv)(e), the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

(iv)        In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit D, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its reasonable discretion to arrive at a fair market value for individual properties).

If the Carrying Value of an asset has been determined or adjusted pursuant to Section l(b)(ii) or Section l(b)(iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

(e)          The provisions of the Agreement (including this Exhibit D and other Exhibits to the Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

2.          No Interest

No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

3.          No Withdrawal

No Partner shall be entitled to withdraw any part of his or its Capital Contribution or his or its Capital Account or to receive any distribution from the Partnership, except as provided in Articles 4 and 5 of the Agreement.

4.          Noncompensatory Partnership Options

To the extent applicable, the General Partner and the Series B Preferred Unit Recipient shall cooperate in good faith to implement the final regulations relating to noncompensatory partnership options released on February 5, 2013 under T.D. 9612.

EXHIBIT E

SPECIAL ALLOCATION RULES

1.            Special Allocation Rules

Notwithstanding any other provision of the Agreement or this Exhibit E, the following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback. Notwithstanding the provisions of Section 5.1 of the Agreement or any other provisions of this Exhibit E, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, then, subject to the exceptions set forth in Regulations Sections 1.704-2(f)(2)-(5), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section l(a) is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)           Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 5.1 of the Agreement or any other provisions of this Exhibit E (except Section 1(a) hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership taxable year, then, subject to the exceptions referred to in Regulations Section 1.704-2(i)(4), each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 1(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

(c)           Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Section 1.704-l(b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5), or 1.704-l(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1(a) and 1(b) hereof with respect to such Partnership taxable year, such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership taxable year) shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section l(c) is intended to constitute a qualified income offset under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

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(d)           Gross Income Allocation. In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Partnership taxable year (after taking into account allocations to be made under the preceding paragraphs hereof with respect to such Partnership taxable year), each such Partner shall be specially allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership taxable year) in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit.

(e)           Nonrecourse Deductions. Nonrecourse Deductions for any Partnership taxable year shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio for such Partnership taxable year which would satisfy such requirements.

(f)           Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership taxable year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

2.            Allocations for Tax Purposes

(a)          Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.1 of the Agreement and Section 1 of this Exhibit E.

(b)          Solely for income tax purposes (i) items of income, gain, loss and deduction with respect to any Contributed Property shall be allocated among the Partners to take account of any variation between the adjusted basis to the Partnership of the Contributed Property for federal income tax purposes at the time it is contributed and its 704(c) Value, in accordance with Code Section 704(c) (taking into account Section 2(c) of this Exhibit E) and the related Regulations; and (ii) items of income, gain, loss and deduction with respect to any Adjusted Property shall be allocated among the Partners to take account of any variation between the adjusted basis of the Adjusted Property for federal income tax purposes at the time its carrying value is adjusted and its 704(c) Value in the same manner as under Code Section 704(c) and the related Regulations.

(c)          To the extent that the Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit the Partnership to utilize alternative methods to eliminate the disparities between the Carrying Value of property and its adjusted basis, the Partnership shall elect to use the “remedial method” set forth in Regulations Section 1.704-3(d) and such election shall be binding on all Partners.

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